Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among:

SYNOPSYS, INC.,

a Delaware corporation;

ALTA ACQUISITION CORP.,

a Delaware corporation;

and

ANSYS, INC.,

a Delaware corporation

Dated as of January 15, 2024

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	-	Certain Definitions
Exhibit B	-	Form of Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 15, 2024, by and among: SYNOPSYS, INC., a Delaware corporation (“Parent”); ALTA ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); and ANSYS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned Subsidiary of Parent.

B.    The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.    THE TRANSACTION

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Parent, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. At the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

1.3    Closing; Effective Time. Parent, Merger Sub and the Company shall consummate the Contemplated Transactions (the “Closing”) by means of a virtual closing through electronic exchange of signatures at 8:00 a.m. (California Time) on a date to be jointly designated by Parent and the Company, which shall be no later than the 15th calendar day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other place, time or date as Parent and the Company may agree in writing. Notwithstanding the foregoing, if the 15th calendar day referred to in the preceding sentence is not a Business Day, then, subject to the continued satisfaction or waiver of the conditions set forth in Section 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the date to be jointly designated by Parent and the Company pursuant to the preceding sentence shall be no later than the first Business Day after the 15th calendar day referred to in the preceding sentence. The date on which the Closing actually takes place is referred to as the “Closing Date.” The Merger shall become effective at the time of the filing by the Company and Merger Sub of a duly executed certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Parent and the Company in writing and specified in such certificate of merger (the time at which the Merger becomes effective being referred to as the “Effective Time”).

1.4    Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise mutually agreed by Parent and the Company prior to the Effective Time:

(a)    at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to conform to Exhibit B;

(b)    at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, which shall conform with the rights and responsibilities of the Surviving Corporation under this Agreement, including the provisions of Section 5.6; and

(c)    the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who were the directors and officers of Merger Sub immediately prior to the Effective Time.

Prior to the Effective Time, Parent shall take all necessary corporate action to cause two Designated Directors to become members of the board of directors of Parent as of the Effective Time; provided that (i) prior to the Effective Time, each Designated Director shall have completed Parent’s director nomination process and shall have satisfied all applicable eligibility requirements of the Corporate Governance and Nominating Committee of Parent’s board of directors, (ii) for purposes of Section 16(a) of the Exchange Act, each Designated Director will become a member of the Parent board of directors immediately following the Effective Time and (iii) if the Effective Time occurs less than six months prior to the next annual meeting of Parent’s stockholders, Parent shall nominate each Designated Director for election at such meeting (unless such person is unable or unwilling to serve as a result of illness, death, resignation or other reason). For purposes of this Agreement, “Designated Director” means a member of the board of directors of the Company that is selected by mutual written agreement of Parent and the Company to become a member of the board of directors of Parent.

1.5    Conversion of Shares.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)    any shares of Company Common Stock held, directly or indirectly, by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as an equal number of shares of common stock of the Surviving Corporation;

(ii)    any shares of Company Common Stock held by the Company (or held in the Company’s treasury) or held, directly or indirectly, by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)    except as provided in Sections 1.5(a)(i) and 1.5(a)(ii), and subject to Sections 1.5(b), 1.5(c), 1.5(d), 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive (A) 0.3450 (the “Exchange Ratio”) of a share of Parent Common Stock and (B) $197.00 in cash, without interest (the “Per Share Cash Amount”); and

(iv)    each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

(b)    If, during the period commencing on the date of this Agreement and ending at the earlier of (i) the valid termination of this Agreement pursuant to Section 7.1 and (ii) the Effective Time (the “Pre-Closing Period”), the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during the Pre-Closing Period, or a record date with respect to any such event occurs during the Pre-Closing Period, then the Exchange Ratio and the Per Share Cash Amount will be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. If, during the Pre-Closing Period, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during the Pre-Closing Period, or a record date with respect to any such event occurs during the Pre-Closing Period, then the Exchange Ratio (but not the Per Share Cash Amount) will be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c)    No fraction of a share of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional share shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock issuable to such holder hereunder) shall, in lieu of such fraction of a share, upon surrender of such holder’s Company Stock Certificate(s) or the transfer of Uncertificated Company Shares, be paid in cash the dollar amount (rounded up to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of Parent Common Stock on the Parent Stock Exchange on the trading day immediately preceding the Closing Date.

(d)    If the aggregate number of shares of Parent Common Stock to be issued in connection with the Merger (including all shares of Parent Common Stock which may be issued after the Effective Time pursuant to Converted Options, Converted RSUs and Assumed Shares) would exceed 19.9999% of the issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (the “Maximum Share Number”), (i) the Exchange Ratio shall be reduced to the minimum extent necessary (rounded down to four decimal places) such that the aggregate number of shares of Parent Common Stock to be issued in connection with the Merger (including all shares of Parent Common Stock which may be issued after the Effective Time pursuant to Converted Options and Converted RSUs and Assumed Shares) does not exceed the Maximum Share Number (the amount of such reduction in the Exchange Ratio, the “Exchange Ratio Reduction Amount”) and (ii) the Per Share Cash Amount shall be increased by an amount equal to (A) the closing trading price of Parent Common Stock on the Parent Stock Exchange for the trading day immediately preceding the Closing Date, multiplied by (B) the Exchange Ratio Reduction Amount (rounded down to the nearest one-hundredth of a cent). For the avoidance of doubt, nothing in this Section 1.5(d) shall be deemed to limit or otherwise affect any right of Parent to invoke the failure of any condition set forth in Section 6, or to terminate this Agreement pursuant to Section 7.1, if Parent would otherwise have such right under Section 6 or Section 7.1, respectively.

1.6    Closing of the Company’s Transfer Books. At the Effective Time: (a) except for shares of Company Common Stock that continue to be held by a Subsidiary of the Surviving Corporation following the Effective Time in accordance with Section 1.5(a)(i), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time (each such certificate, a “Company Stock Certificate”) or uncertificated shares of Company Common Stock represented by book-entry positions (each such share, an “Uncertificated Company Share”) shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or Uncertificated Company Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Uncertificated Company Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7    Exchange of Company Stock Certificates.

(a)    On or prior to the Closing Date, Parent shall select Parent’s transfer agent (after consultation with the Company) or another reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”). At or promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates or book-entry positions representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a)(iii); and (ii) cash sufficient to make payments of the cash consideration payable pursuant to Section 1.5(a)(iii) (including payments to be made in lieu of fractional shares in accordance with Section 1.5(c)). The Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to the deposited shares of Parent Common Stock are referred to collectively as the “Exchange Fund.” In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 1.5, Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the deficiency, which additional funds will be deemed to be part of the Exchange Fund. Parent shall cause the Exchange Fund to be (A) held for the benefit of the holders of Company Common Stock and (B) applied promptly to make payments pursuant to Section 1.5. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 1.5, except as expressly provided for in this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as directed by Parent.

(b)    Promptly after the Effective Time, Parent shall use reasonable best efforts to cause the Exchange Agent to mail to the Persons who, as of the Effective Time, were record holders of Company Stock Certificates: (i) a notice advising such holder of the effectiveness of the Merger; (ii) a letter of transmittal in customary form as reasonably acceptable to each of Parent, the Company and the Exchange Agent (including a provision confirming that delivery of a Company Stock Certificate will be effected, and risk of loss and title to such Company Stock Certificate will pass, only upon proper delivery of such Company Stock Certificate to the Exchange Agent); and (iii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with the delivery of a duly executed letter of transmittal and such other customary documents as may be reasonably required by the Exchange Agent in connection with the surrender of such Company Stock Certificate, (A) Parent shall cause the Exchange Agent to issue the number of whole shares of Parent Common Stock, if any, that the holder of such Company Stock Certificate is entitled to receive pursuant to Section 1.5(a)(iii) in exchange therefor, in non-certificated book-entry form in the name of such holder, and to mail to such Person, as promptly as reasonably practicable thereafter, (1) a statement reflecting the number of whole shares of Parent Common Stock so issued and (2) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.7(i)) of the cash consideration that the holder of such Company Stock Certificate is entitled to receive pursuant to Section 1.5(a)(iii) (including payments to be made in lieu of fractional shares in accordance with Section 1.5(c) and any unpaid dividends or distributions that such Person has the right to receive pursuant to Section 1.7(c), as applicable), in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate, and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5.

(c)    Any holder of Uncertificated Company Shares will not be required to deliver a Company Stock Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration payable with respect to such Uncertificated Company Shares. Upon receipt of an “agent’s message” in customary form after the Effective Time with respect to such holder, (i) Parent shall cause the Exchange Agent to (A) issue the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to Section 1.5(a)(iii) in exchange therefor, in non-certificated book-entry form in the name of such holder, and (B) mail to such Person, as promptly as reasonably practicable thereafter, (1) a statement reflecting the number of whole shares of Parent Common Stock so issued and (2) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.7(i)) of the cash consideration that the holder of such Uncertificated Company Shares is entitled to receive pursuant to Section 1.5(a)(iii) (including payments to be made in lieu of fractional shares in accordance with Section 1.5(c) and any unpaid dividends or distributions that such Person has the right to receive pursuant to Section 1.7(c), as applicable), in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Uncertificated Company Shares, and (ii) the Uncertificated Company Shares so transferred shall be canceled. The Exchange Agent shall accept transferred Uncertificated Company Shares upon compliance with such reasonable instructions as the Exchange Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. Until transferred as contemplated by this Section 1.7(c), each Uncertificated Company Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5.

(d)    No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Uncertificated Company Share that has not been transferred, in each case with respect to the Parent Common Stock that such holder has the right to receive in the Merger, until such holder surrenders such Company Stock Certificate or transfers such Uncertificated Company Share in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(e)    In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares or Uncertificated Company Shares is registered if: (i) any such Company Stock Certificate is properly endorsed or otherwise in proper form for transfer; and (ii) such holder has paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or has established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable).

(f)    If any Company Stock Certificate is lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such reasonable amount as Parent may direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate. No interest will be paid or will accrue on any Merger Consideration payable to holders of Company Stock Certificates or in respect of Uncertificated Company Shares.

(g)    Any portion of the Exchange Fund that remains undistributed to former holders of shares of Company Common Stock as of the date that is 12 months after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any former holders of shares of Company Common Stock who have not theretofore surrendered their Company Stock Certificates, or complied with the procedures established by the Exchange Agent for transfer of Uncertificated Company Shares, in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(h)    If any Company Stock Certificate has not been surrendered, or any Uncertificated Company Share has not been transferred, by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective and (ii) the date immediately prior to the date on which the Merger Consideration that such Company Stock Certificate or Uncertificated Company Share represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such Merger Consideration shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of any claim or interest of any Person previously entitled thereto. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(i)    Notwithstanding any other provision of this Agreement, each of the Company, Parent, the Surviving Corporation and the Exchange Agent shall be entitled (i) to deduct and withhold (or cause to be deducted or withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any Legal Requirement and (ii) to timely request any necessary Tax forms to minimize any such deductions or withholdings, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar forms, from the Company or any other Person before a payment is made to the Company or such other Person, as applicable, pursuant to this Agreement. To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8    Dissenting Shares.

(a)    Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5(a)(iii), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)    If any Dissenting Shares lose their status as such (through failure to perfect or otherwise), then, effective as of the later of the Effective Time and the date of loss of such status, such shares will be deemed automatically to have been converted into, and shall represent only, the right to receive Merger Consideration in accordance with Section 1.5(a)(iii), without interest thereon, upon surrender of the Company Stock Certificate representing such shares or, if such shares are Uncertificated Company Shares, upon compliance with the procedures established by the Exchange Agent for the transfer of such Uncertificated Company Shares, in each case in accordance with Section 1.7.

(c)    The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL and relating to any demand for appraisal; and (ii) the opportunity to participate in (but not direct) all negotiations and proceedings with respect to any such demand, notice or instrument relating to any demand for appraisal. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent has given its prior written consent to such payment or settlement offer.

1.9    Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company and Merger Sub, then the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of the Company, in the name of Merger Sub or otherwise) to take such action.

Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that the representations and warranties contained in this Section 2 are subject to: (a) the exceptions and disclosures set forth in the Company Disclosure Schedule (subject to Section 8.6); and (b) the disclosures in any Company SEC Report filed with the SEC at least two Business Days before the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors” or any similar heading or caption, any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking, and (iii) excluding any Company SEC Reports that are not publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on the date at least two Business Days before the date of this Agreement)):

2.1    Subsidiaries; Due Organization; Etc.

(a)    Part 2.1(a) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company. Neither the Company nor any of the other Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other Entity other than another Acquired Company or equity securities of publicly traded Entities acquired for cash management or passive investment purposes in the ordinary course of business. None of the Acquired Companies is obligated to make, or is bound by any Contract under which it is or may become obligated to make, any future investment in or capital contribution to any other Entity except to any other Acquired Company.

(b)    Each of the Acquired Companies is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Acquired Companies is qualified to do business as a foreign entity and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

2.2    Certificate of Incorporation and Bylaws. The Company has Made Available to Parent true, complete and correct copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each of the Company’s Significant Subsidiaries as in effect as of the date of this Agreement. No Acquired Company is in violation of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter and organizational documents) of such Entity, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies as a whole.

2.3    Capitalization, Etc.

(a)    The authorized capital stock of the Company consists of: (i) 300,000,000 shares of Company Common Stock; and (ii) 2,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). As of 5:00 p.m. (California time) on January 11, 2024 (the “Company Listing Date”): (A) 86,917,171 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 8,350,136 shares of Company Common Stock were held by the Company as treasury shares. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive rights. There are no shares of Company Common Stock held by any of the Company’s Subsidiaries. There is no Company Contract relating to the voting or registration of any shares of Company Common Stock. Except pursuant to Company Equity Plans and the agreements evidencing outstanding Company Equity Awards issued thereunder, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it is, or may become, obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities of the Company.

(b)    As of 5:00 p.m. (California time) on the Company Listing Date: (i) 100,670 shares of Company Common Stock were subject to issuance pursuant to Company options granted and outstanding under the Company Equity Plans ( “Company Options”); (ii) 671,653 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2022 Employee Stock Purchase Plan (the “Company ESPP”); (iii) 1,346,526 shares of Company Common Stock were issuable upon settlement or vesting of outstanding Company restricted stock units (“Company RSUs”) (which includes any deferred stock units); (iv) no shares of Company Common Stock were subject to stock appreciation rights, whether granted under the Company Equity Plans or otherwise; (v) no Company Equity Awards were outstanding other than those granted under the Company Equity Plans; and (vi) 3,050,285 shares of Company Common Stock were reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option.

(c)    Part 2.3(c) of the Company Disclosure Schedule accurately sets forth the following information with respect to each Company Equity Award outstanding as of 5:00 p.m. (California time) on the Company Listing Date: (i) the Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (ii) the identification number of the holder of such Company Equity Award; (iii) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, if any, both the target and the maximum number of shares of Company Common Stock); (iv) the exercise price (if any) of such Company Equity Award; (v) the date on which such Company Equity Award was granted; (vi) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and/or exercisable; (vii) the date on which such Company Equity Award expires; and (viii) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option.

(d)    Except (x) as set forth in Sections 2.3(a) and 2.3(b) and in Part 2.3(c) of the Company Disclosure Schedule, (y) for changes since 5:00 p.m. (California time) on the Company Listing Date resulting from the exercise of Company Options or the vesting of Company RSUs, in each case, outstanding as of the Company Listing Date and in accordance with their terms and (z) as may be issued in compliance with Section 4.2(b)(ii): (i) the Company does not have any shares of capital stock or other equity interests outstanding; and (ii) there is no (A) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies, (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies or (C) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is, or may become, obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e)    All outstanding shares of Company Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in compliance with: (i) all applicable Legal Requirements; and (ii) all requirements set forth in Contracts to which the Company is a party.

(f)    All outstanding Company Options and Company RSUs were issued and granted in compliance with the Company Equity Plan and all applicable Legal Requirements.

(g)    All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights (other than in favor of the Company or a wholly owned Subsidiary of the Company), and are owned directly or indirectly by the Company (except for de minimis equity interests held by a third party for local regulatory reasons), free and clear of any Encumbrances, other than Permitted Encumbrances and restrictions on transfer under applicable securities laws.

2.4    SEC Filings; Financial Statements.

(a)    The Company has timely filed or furnished all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC since January 1, 2021 (the “Company SEC Reports”). None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”), and the statements contained in each Certification are accurate and complete in all material respects as of its date. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(b)    The consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not be material in amount to the Acquired Companies, taken as a whole); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c)    The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the applicable requirements of the Exchange Act and has been designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)    Since January 1, 2021, to the Knowledge of the Company, the Company has not had: (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting.

(e)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures comply with the applicable requirements of the Exchange Act and have been designed to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(f)    Since January 1, 2021, none of the Acquired Companies has entered into or effected any securitization transactions or any “off-balance sheet arrangements” of the type required to be disclosed pursuant to Item 303 of Regulation S-K under the Exchange Act.

(g)    The reserves reflected in such financial statements have been determined and established in accordance with GAAP in all material respects and have been calculated in a consistent manner.

2.5    Absence of Changes. Between the date of the Company Balance Sheet and the date of this Agreement: (a) there has not been any Material Adverse Effect on the Company; and (b) none of the Acquired Companies has taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Section 4.2(b)(i), Section 4.2(b)(iii) Section 4.2(b)(v), Section 4.2(b)(x), Section 4.2(b)(xiii) or Section 4.2(b)(xv).

2.6    Title to Tangible Assets. Except with respect to real property or Intellectual Property Rights, the Acquired Companies own, and have good and valid title to, all material tangible assets owned or purported to be owned by them, including: (a) all material assets reflected on the Company Balance Sheet; and (b) all other material assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of such material assets are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances (including those Permitted Encumbrances listed on Part 2.6 of the Company Disclosure Schedule).

2.7    Real Property; Equipment; Leasehold.

(a)    Part 2.7(a)(i) of the Company Disclosure Schedule sets forth the address of each parcel of material real property owned by the Acquired Companies as of the date of this Agreement (the “Owned Real Property”). Other than the Owned Real Property, none of the Acquired Companies owns any real property or any interest in real property as of the date of this Agreement. The Acquired Companies are the sole owners of the Owned Real Property and, subject to the Permitted Encumbrances, have good and valid fee simple title and, to the Knowledge of the Company, marketable title to the Owned Real Property, and the Owned Real Property is free and clear of any Encumbrances, except for Permitted Encumbrances. Part 2.7(a)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all real property leased, subleased, licensed or otherwise occupied by any of the Acquired Companies pursuant to any lease, sublease, license or similar occupancy agreement from any other Person, in each case, in excess of 35,000 square feet (such real property being referred to as “Leased Real Property” and each such lease, sublease, license or occupancy agreement being referred to as a “Lease”). The Company has Made Available to Parent accurate and complete copies of all Leases pursuant to which any Acquired Company leases real property in excess of 75,000 square feet. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all of the Leases are valid and in full force and effect, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a Legal Proceeding or in equity), none of the Leases have been modified, amended or supplemented, in writing or otherwise, and all rents, additional rents and other amounts due pursuant to each Lease have been paid, and to the Knowledge of the Company, there is no default or event which, with the passage of time, the giving of notice or both, would become a material default by any party under any Lease. To the Knowledge of the Company, there are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any Leased Real Property to any Person other than the Acquired Companies, and there is no Person in possession of any Leased Real Property other than the Acquired Companies, except in each case in a manner that would not interfere in any material respect with the Company’s use of such Leased Real Property in the ordinary course of business.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability, no Acquired Company has made any alterations, additions or improvements to the Leased Real Property that are required to be removed at the termination of the applicable lease term, subject to any removal rights held by any landlord pursuant to any Lease.

(c)    All material items of equipment and other tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the uses to which they are being put and, to the Knowledge of the Company, are in good and safe condition and repair in all material respects (ordinary wear and tear excepted).

2.8    Intellectual Property; Data Privacy and Security.

(a)    The Company has Made Available to Parent schedule(s) accurately identifying in all material respects: each item of Registered IP in which any Acquired Company has (or purports to have) an ownership interest as of the date hereof (collectively, “Company Registered IP”), specifying in each case, as applicable, jurisdiction, title, application, registration and serial number, date, record owner(s) (and if different, the legal owner(s)) and any joint owners.

(b)    (i) Part 2.8(b)(i) of the Company Disclosure Schedule accurately identifies each Company Inbound License and (ii) Part 2.8(b)(ii) of the Company Disclosure Schedule accurately identifies each Company Outbound License, in each case of (i) and (ii), in all material respects.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Acquired Companies exclusively own all right, title and interest in and to all Company IP, free and clear of any Encumbrances, except for Permitted Encumbrances. Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) each Person (including any current and former employee, consultant and contractor of the Acquired Companies) who is or was involved in the creation, invention, contribution or development of any Intellectual Property Rights for or on behalf of any Acquired Company has assigned (pursuant to present-tense assignment language in assignment agreements entered into in the United States (or that are otherwise subject to United States law) and in any other jurisdictions where such language is required to effect a transfer of ownership) in writing to an Acquired Company all of such Person’s right, title and interest in and to such Intellectual Property Rights (to the extent such rights do not vest initially in an Acquired Company by operation of law), and no such Person owns or has any right, claim, interest or option in, to or under any such Intellectual Property Rights, including any material right to further remuneration or consideration, nor has any such Person made or threatened any assertions with respect to any alleged ownership or any such right, claim, interest or option; (ii) no funding, facilities or resources of any Governmental Body, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development or creation of any Company IP (any such entity, a “Governmental Research Entity”) in any manner or under any circumstances that gives or has given any Governmental Research Entity any ownership in, or rights (including license rights) to, any Company IP; (iii) each Acquired Company has taken reasonable measures to maintain the confidentiality of its Trade Secrets included in the Company IP and any Trade Secrets of a third Person used by or licensed to the Acquired Companies, and, since January 1, 2021, there has been no unauthorized access, use or disclosure of such Trade Secrets; (iv) none of the Acquired Companies: (A) is or has been a member of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body or similar organization (each, a “Standards Organization”) that does or would obligate any Acquired Company to agree to grant or offer a license or other right to, or otherwise impair its control of, any Company IP; or (B) has received a request in writing from any Person for any license or other right to any Company IP in connection with the activities of or participation in any Standards Organization; and (v) the Acquired Companies own or otherwise have sufficient rights in, and after the Closing the Surviving Corporation will continue to own or otherwise have sufficient rights in, all Intellectual Property Rights necessary to conduct the business of the Acquired Companies as currently conducted.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. Without limiting the generality of the foregoing and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) with respect to each item of Company Registered IP, (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining such Company Registered IP, and each such item is currently in compliance with formal Legal Requirements (including payment of filing, examination, and maintenance fees and proofs of use); and (B) all necessary assignments, changes of name and other instruments necessary to perfect the rights of the Acquired Companies in any Company IP that is Registered IP and to record an Acquired Company as the sole record owner of each item of Company Registered IP have been duly executed and validly recorded in a timely manner with the appropriate Governmental Body or domain name registrar, as applicable; and (ii) since January 1, 2021, no Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened in writing, in which the ownership, use, validity or enforceability of any Company IP is being or has been contested or challenged (other than routine prosecution activities of patent, trademark or copyright offices that do not involve adversarial claims by third parties).

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or to have a Material Adverse Effect on Parent, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) the grant, assignment or transfer to any other Person of any license or other right, immunity, or interest under, in or to any Company IP or Intellectual Property Rights owned by any Acquired Company, Parent, the Surviving Corporation or any of their respective Affiliates; (ii) any Acquired Company, Parent, the Surviving Corporation, or any of their respective Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of Intellectual Property Rights anywhere in the world; or (iii) any Acquired Company, Parent, the Surviving Corporation or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person with respect to Intellectual Property Rights of any such Person in excess of those payable by the Acquired Companies pursuant to those Contracts set forth in Part 2.8(b)(i) of the Company Disclosure Schedule or Contracts that constitute licenses for Off-the-Shelf Software.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, since January 1, 2021, (i) no Company Product nor the operation of the business of any Acquired Company has infringed, misappropriated or otherwise violated, or infringes, misappropriates or otherwise violates, any Intellectual Property Right of any other Person and (ii) no Acquired Company has (A) received any written notice from any third Person (including any cease & desist letter, invitation to license or indemnity claim) or (B) been involved in any Legal Proceeding (and, to the Knowledge of the Company, no Legal Proceeding has been threatened against any Acquired Company in writing), in each case of (A) and (B), alleging that any Company Product or the operation of the business of any Acquired Company infringes, misappropriates or otherwise violates the Intellectual Property Rights of any other Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, no Company IP is being infringed, misappropriated or otherwise violated by any other Person.

(g)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, since January 1, 2021, none of the Acquired Companies, or any other Person acting on their behalf, has delivered, licensed or disclosed to any Person, agreed to deliver, license or disclose to any Person, or permitted the delivery or disclosure to any escrow agent or other Person of any Source Material for any Company Product or Company Software, except for disclosures to employees, consultants or contractors under binding written agreements that prohibit use or disclosure except in the performance of services to the Acquired Companies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that any Acquired Company or other Person deliver, license, or disclose) any Source Material for any Company Product or Company Software to any escrow agent or other Person (including delivery or disclosure by an escrow agent to any other Person).

(h)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, no Open Source Software has been used in any manner that does, or could be reasonably expected to (pursuant to the terms of the relevant Open Source Software license terms), (i) impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or (ii) with respect to any Company Product or Company Software, or any portion thereof, require it to be: (x) offered, disclosed, distributed or made available in source code form; (y) licensed for the purpose of making modifications or derivative works; or (z) redistributable at no or minimal charge. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each Acquired Company has at all times complied with, and is currently in compliance with, all of the licenses, conditions, and other requirements applicable to Open Source Software.

(i)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, since January 1, 2021, the Processing of Personal Data by or, to the Knowledge of the Company, on behalf of the Acquired Companies has complied and complies with: (i) each of the Acquired Companies’ policies and notices relating to the privacy or security of Personal Data; (ii) each Company Contract to the extent involving or relating to the Processing of Personal Data; and (iii) applicable Information Privacy and Security Laws and industry standards (including PCI DSS) ((i)-(iii), collectively, the “Privacy and Security Requirements”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, since January 1, 2021, each Acquired Company has obtained valid and informed consents from, and given notices to, the Person who is the subject of the Personal Data to the extent required under the Privacy and Security Requirements.

(j)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, since January 1, 2021, the Acquired Companies have taken reasonable steps (including implementing, maintaining and monitoring compliance with organizational, physical and technical measures with respect to information security that comply with all applicable Privacy and Security Requirements) to protect (i) the integrity, physical and electronic security and continuous operation of the Company IT Systems and (ii) all Personal Data and Trade Secrets stored thereon or Processed thereby against unauthorized access, acquisition, use, modification, alteration or disclosure.

(k)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, as of the date hereof, all of the Company Software and Company Products are operational and fit for their intended uses and conform with their documentation and none of the Company Software or Company Products fail to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or Company Product. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, since January 1, 2021, there have not been, and are, no written claims asserted against the Acquired Companies or, to the Knowledge of the Company, any of its customers, end users or distributors, alleging that the Company Products or Company Software fail to comply with any applicable warranty or other contractual commitment, nor, to the Knowledge of the Company, have there been any written threats thereof.

(l)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, since January 1, 2021, there have been no cyberattacks, breaches (including ransomware attacks), violations, outages, disruptions or unauthorized uses of or accesses to any Company IT Systems, or any breaches, losses, thefts, misuses or the rendering unavailable of, or unauthorized accesses to or use of, any data stored thereon or Processed thereby or any Personal Data or Trade Secrets otherwise owned, Processed, or controlled by or on behalf of any of the Acquired Companies, other than those that were resolved without material cost and liability and without a duty to notify any Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, since January 1, 2021, each Acquired Company has performed data security risk audits, assessments and penetration testing in accordance with generally recognized industry standards (including at a frequency consistent with such industry standards, taking into account the volume and sensitivity of data (including Personal Data and Trade Secrets) Processed by the Acquired Companies, but no less frequent than once annually), including with respect to Company Products and Company Software, and addressed and fully remediated, or, solely with respect to threats and deficiencies identified within the past seven days, has implemented a plan to address and fully remediate within one month, all “critical” and “high” risk threats and deficiencies identified in such data security risk audits, assessments and penetration testing.

(m)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, no Acquired Company (i) is subject to any pending or, since January 1, 2021, to the Knowledge of the Company, threatened, Legal Proceeding alleging a violation of any Privacy and Security Requirements; or (ii) has received since January 1, 2021, any written claim, complaint, warning from a Person or any enforcement or investigation notice or audit request from a Governmental Body relating to any such alleged violation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the execution, delivery and performance of this Agreement and the Contemplated Transactions, comply with all applicable Privacy and Security Requirements.

(n)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each Acquired Company has taken reasonable measures to secure all Company Products and Company Software prior to selling, distributing, conveying, deploying or making it available and has made patches and updates to such Company Products and Company Software in accordance with generally recognized industry standards. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, no Company Product or Company Software contains (i) any bug, defect or error that adversely affects the value, use, functionality or performance of such Company Software or Company Product, or any product or Company IT System containing or used in conjunction with such Company Software or Company Product, or (ii) any listening or recording device of which the user or customer is not made aware, or any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), software routine, disabling codes or instructions or other vulnerabilities, faults or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, information Processed by Company Products or Company Software, or any Company IT System on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, since January 1, 2021, the Company Products have not caused any failures or crashes or introduced any bugs, other defects or malicious code in or to any information technology or computer systems of any other Person, nor caused any cyberattacks or breaches to or of any such systems, or losses or theft of any data stored thereon or Processed thereby.

(o)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company IT Systems (i) are in good repair, ordinary wear and tear excepted, and in operating condition to effectively perform all information technology operations reasonably necessary to conduct each Acquired Company’s business as currently conducted, (ii) do not contain any viruses or other computer code intentionally designed to disrupt, disable, or harm in any manner the operation of, or to provide unauthorized access to, any IT System or data stored thereon or Processed thereby and (iii) since January 1, 2021, have not failed, broken down or continued to perform in a substandard manner that has caused a disruption or interruption in or to the operation of any Acquired Company’s business. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, since January 1, 2021, each Acquired Company has implemented and maintained reasonable backup, security and disaster recovery technology, plans, procedures and facilities consistent with all applicable Privacy and Security Requirements, and the Acquired Companies carry out periodic audits and tests of its backup, security and disaster recovery technology, plans, procedures and facilities.

Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 2.5, this Section 2.8, Section 2.9, Section 2.10, Section 2.19 and Section 2.23 are the only representations and warranties being made of the Company in this Agreement with respect to Intellectual Property Rights, privacy or data security (including Privacy and Security Requirements), IT Systems, Company Software.

2.9    Material Contracts.

(a)    Part 2.9(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each of the following Company Contracts (each, excluding any Collective Bargaining Agreements, Company Plans and Leases a “Material Contract”):

(i)    any material joint venture agreement or similar Contract involving a sharing of profits or revenue based on equity ownership in a Person with any Person that is not an Acquired Company, other than (A) Contracts requiring payment to or by any Acquired Company of license fees in an aggregate amount below $10,000,000 per annum or (B) any reseller or channel partner agreement or commercial partnership agreement;

(ii)    any Contracts of the type required to be set forth in Part 2.8(b) of the Company Disclosure Schedule;

(iii)    any Contract relating to the development of any Intellectual Property Rights material to the Acquired Companies, taken as a whole, under which such development is ongoing, except for (A) development of Intellectual Property Rights to the Acquired Companies from their employees or contractors on terms with respect to Intellectual Property Rights consistent in all material respects with standard forms used by the Acquired Companies and Made Available to Parent, (B) Company Outbound Licenses and (C) Company Inbound Licenses.

(iv)    any Contract: (A) relating to the disposition or acquisition after the date of this Agreement by any Acquired Company of any assets or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $20,000,000; or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment, in any other Person, other than another Acquired Company, of more than $20,000,000;

(v)    any Contract imposing any restriction in any material respect on the right or ability of any Acquired Company: (A) to engage in any line of business or compete with, or provide any service to, any other Person or in any geographic area; (B) grants exclusive rights to license, market, sell or deliver any product or service of any Acquired Company; (C) contains any “most favored nation” or similar provision in favor of the counterparty; (D) contains a right of first refusal, first offer or first negotiation or any similar right with respect to a material asset owned by an Acquired Company; or (D) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or any portion of an Acquired Company’s requirements from any third party;

(vi)    each Contract that provides to another Person the right to purchase, license or otherwise acquire an unlimited quantity of or unlimited usage of Company Products (based on any Acquired Company’s ordinary pricing metrics for such Company Products) for a fixed aggregate price or at no additional charge (including through “enterprise wide,” “unlimited use” or “all you can eat” provisions);

(vii)    any mortgage, indenture, guarantee, loan, credit agreement, security agreement or other Contract relating to the borrowing of money, extension of credit or granting of an Encumbrance (other than a Permitted Encumbrance), in each case, for a principal amount in excess of $100,000,000, other than: (A) accounts receivable and accounts payable; (B) loans to, guarantees of obligations of, or capital contributions to direct or indirect wholly owned Subsidiaries of the Company, in each case, arising or provided in the ordinary course of business consistent with past practice; (C) accrued expenses in the ordinary course of business; (D) extensions of credit to customers in the ordinary course of business and (E) letters of credit in the ordinary course of business;

(viii)    any Contract that creates any obligation under any interest rate, currency or commodity derivative or hedging transaction (other than any such transaction in the ordinary course of business);

(ix)    any Contract with a Major Customer or a Major Supplier;

(x)    any settlement of a Legal Proceeding: (A) that materially restricts or imposes any material obligation on any Acquired Company (including co-existence agreements and any Contracts restricting registrations, use or licensing of Company IP) or materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $5,000,000 in the aggregate after the date of this Agreement;

(xi)    any Government Contract with an annual contract value in excess of $10,000,000;

(xii)    any Contract (other than a Contract evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any security of the Company, other than any non-disclosure agreement or similar Contract; (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security of the Company; or (C) providing any Person with any right of first refusal or similar right with respect to, or right to repurchase or redeem, any security of the Company;

(xiii)    any Contract not disclosed against another subsection of this Section 2.9(a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); and

(xiv)    any other Contract that is not listed in subsections (i)-(xiii) above and that contemplates or involves the payment or delivery of cash or other consideration by or to any Acquired Company in an amount or having a value in excess of $10,000,000 over the 12 month period following the date of this Agreement, or contemplates or involves the performance of services by or for any Acquired Company having a value in excess of $10,000,000 over the 12 month period following the date of this Agreement, other than a Contract or purchase order for the sale or purchase of products or services in the ordinary course of business.

(b)    Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a Material Adverse Effect on the Company. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has materially violated or breached, or committed any material default under, any Company Contract. To the Knowledge of the Company, as of the date hereof, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a material default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. Between January 1, 2021 and the date hereof, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible material violation or breach of, or material default under, any Material Contract. The Company has Made Available to Parent an accurate and complete copy of each Material Contract.

2.10    Company Products. No Acquired Company is obligated to, and no Acquired Company has indicated that it would (a) provide any recipient of any Company Product or prototype (or any other Person) with any upgrade, improvement or enhancement of a Company Product or prototype, except as a part of the Acquired Company’s standard maintenance and support program or (b) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person.

2.11    Major Customers and Suppliers.

(a)    Part 2.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the 20 largest customers (including distributors and resellers) on an annual contract value basis during the twelve-month period ended September 30, 2023 (each, a “Major Customer”). To the Knowledge of the Company, no Acquired Company has any pending material dispute with any Major Customer. No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Customer to the effect that such Major Customer will not continue as a customer of any of the Acquired Companies or to the effect that such Major Customer intends to terminate or materially reduce the expected benefits to the Acquired Company of any existing Contract with any of the Acquired Companies.

(b)    Part 2.11(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each supplier who was one of the 20 largest suppliers of the Acquired Companies during the twelve-month period ended December 5, 2023, based on amounts paid or payable to such suppliers (excluding any amounts paid or payable under any OEM or royalty arrangements) (each a “Major Supplier”). To the Knowledge of the Company, no Acquired Company has any pending material dispute with any Major Supplier. No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Supplier to the effect that such Major Supplier will likely not continue as a supplier of any of the Acquired Companies or to the effect that such Major Supplier intends to terminate or materially reduce the expected benefits to the Acquired Company of any existing Contract with any of the Acquired Companies.

2.12    Liabilities. None of the Acquired Companies has any Liability of any nature, other than: (i) liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (ii) liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business; (iii) liabilities for performance of obligations of the Acquired Companies under Company Contracts, other than liabilities arising from a breach of any Company Contract; (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Contemplated Transactions; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

2.13    Compliance with Legal Requirements.

(a)    Each of the Acquired Companies is, and has at all times since January 1, 2021, been, in compliance with all applicable Legal Requirements, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, since January 1, 2021, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b)    None of the Acquired Companies, and no director, officer, or, to the Knowledge of the Company, other employee, agent or third party acting on behalf of any of the Acquired Companies, has, since January 1, 2021, violated, conspired to violate or aided and abetted the violation of any applicable anticorruption, anti-bribery, anti-money laundering or campaign finance or political donations Legal Requirement, including the Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010 (collectively, the “Anticorruption Laws”), except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)    No Acquired Company or any of its directors, officers or employees is a Sanctioned Person, nor is any Acquired Company located, organized or resident in a Sanctioned Country and the Acquired Companies are currently in compliance with, and at all times since January 1, 2021, have been in compliance with any applicable Sanctions, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(d)    Since January 1, 2021, no Acquired Company has exported, reexported, or transferred any article, item, component, software, technology, service or technical data, or taken any other act, in violation of any Export Control Law, and each of the Acquired Companies has prepared and timely applied for, and obtained and complied with, all licenses, registrations and other authorizations for export, re-export, deemed (re) export, transfer or import required in accordance with applicable Export Control Law for the conduct of its business, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(e)    There are not now, nor have there been since January 1, 2021, any formal or informal proceedings, allegations, investigations, or inquiries pending, expected or, to the Knowledge of the Company, threatened against any Acquired Company or any of their respective directors, officers or employees concerning violations or potential violations of, or conduct sanctionable under, any Sanctions, Anticorruption Laws or Export Control Law, and since January 1, 2021, none of the Acquired Companies has disclosed to any Governmental Body information that establishes or indicates that an Acquired Company violated or may have violated any Sanctions, Anticorruption Laws or Export Control Law applicable to the Acquired Companies, or is aware of any circumstances that might give rise to an investigation in the future, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(f)    The Acquired Companies have, and have implemented and enforce, policies, procedures and controls reasonably designed to ensure compliance in all material respects with Anticorruption Laws, Sanctions and Export Control Law.

2.14    Governmental Authorizations.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Acquired Companies hold, and since January 1, 2021, have held, all Governmental Authorizations, and have made all filings required under applicable Legal Requirements, necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect; and (iii) each Acquired Company is, and since January 1, 2021, have been in compliance with the terms and requirements of such Governmental Authorizations. Between January 1, 2021, and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body regarding (x) any actual or possible material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or (y) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. Since January 1, 2021, none of the Acquired Companies has received any material grant, incentive or subsidy from any Governmental Body.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) the Acquired Companies hold, and since January 1, 2021, have held, all facility security clearances, personnel security clearances, and any other national security authorizations required to perform under the Acquired Companies’ Government Contracts; (ii) the Acquired Companies are, and since January 1, 2021, have been, in compliance with all applicable national security obligations and requirements, including any such obligations or requirements pursuant to any Government Contract or the NISPOM Rule; and (iii) since January 1, 2021, none of the Acquired Companies has received a rating less than “Satisfactory” from DCSA or other cognizant security authority with respect to any inspection or audit, and, to the Knowledge of the Company, there are no facts or circumstances as of the date hereof that would reasonably be expected to result in the suspension or termination of a facility security clearance or other national security authorization.

2.15    Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(a)    (i) all Tax Returns required to be filed by or on behalf of each Acquired Company (A) have been filed on or before the applicable due date (including any extensions of such due date) and (B) are true, correct and complete; and (ii) all Taxes for which each Acquired Company is liable have been timely paid or accrued (in accordance with GAAP);

(b)    (i) the Company Balance Sheet reflects a reserve established in accordance with GAAP for all actual and contingent Tax liabilities of the Acquired Companies as of the date thereof, and (ii) since such date, no Acquired Company has incurred liabilities for Taxes other than in the ordinary course of operation of its business, except in connection with the transactions contemplated by this Agreement;

(c)    no extension or waiver of the limitation period or any power of attorney applicable to any Tax of any Acquired Company (by the Company or any other Person) is currently in effect;

(d)    (i) no audit, claim or Legal Proceeding relating to Taxes for which an Acquired Company has a Liability is pending or, to the Knowledge of the Company, threatened and, in each case, that has not been resolved; (ii) no deficiency for Taxes that remains unpaid has been proposed or assessed by any Governmental Body against any Acquired Company; and (iii) no written claim has ever been made by any Governmental Body in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to Tax in that jurisdiction;

(e)    other than Permitted Encumbrances, there are no Encumbrances relating to Taxes upon any asset of any Acquired Company;

(f)    in the two years prior to the date of this Agreement, no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Sections 355 and 361 of the Code;

(g)    (i) no Acquired Company has any Liability for the Taxes of another Person (other than another Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign Legal Requirement), as a transferee, as a successor or by Contract, except for an agreement (A) solely between the Acquired Companies or (B) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes or otherwise, and (ii) except for a group of which the Company is the common parent and which includes only the Acquired Companies, no Acquired Company has been a member of an affiliated, consolidated, or unitary group for Tax purposes;

(h)    no Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement (i) solely between Acquired Companies or (ii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(i)    all of the Acquired Companies have always complied with Section 482 of the Code and all similar state, local and foreign Tax Legal Requirements relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports);

(j)    no Acquired Company has ever participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any similar Legal Requirement;

(k)    no Acquired Company will be required, or has agreed, to include any items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under any state, local or foreign Tax Legal Requirements) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or foreign Tax Legal Requirements) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction that occurred outside the ordinary course of business prior to the Closing; (iv) any prepaid amount received outside the ordinary course of business prior to the Closing; or (v) any election under Sections 367 or 1503(d) of the Code made prior to the Closing;

(l)    no Acquired Company has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local or foreign Legal Requirement), and no Acquired Company has requested, has received or is subject to any written ruling of a Governmental Body or has entered into any similar written agreement with a Governmental Body with respect to any Taxes; and

(m)    each Acquired Company has properly and timely withheld from each payment or deemed payment made to each Company Associate, its past and present suppliers, creditors, stockholders and other third parties all Taxes and other deductions required to be withheld and has duly and timely paid such withheld amounts to the proper Governmental Bodies and complied with all reporting and record retention requirements related to such Taxes.

Notwithstanding any other provision of this Agreement, this Section 2.15 and Sections 2.3(c), 2.4, 2.16, 2.19, 2.24 and 2.27, each only to the extent they relate to Taxes, shall contain the sole and exclusive representations and warranties of the Company under Section 2 of this Agreement with respect to Taxes.

2.16    Employee and Labor Matters; Benefit Plans.

(a)    Except as prohibited by data privacy protections or under applicable Legal Requirement, as soon as reasonably practical following the date hereof, each Acquired Company shall provide Parent with an employee census that sets forth a list of all employees as of the date hereof, including for each, (i) ID number, (ii) job title, (iii) hourly rate or annual base salary (as applicable), (iv) hire date or service commencement date, (v) employment status as active or on leave (including type of leave and anticipated return to work date, if any), (vi) work location, (vii) classification as exempt or non-exempt under the Fair Labor Standards Act or other applicable employment standards legislation, (viii) annual incentive compensation opportunity (whether payable in cash or equity), (ix) visa status (if applicable) and (x) any accrued and unused vacation as of the date hereof.

(b)    Except for any collective bargaining agreement, labor agreements or similar agreement entered into or applicable on the national, industry and/or sector level, none of the Acquired Companies is a party to or bound by any material Collective Bargaining Agreement. To the Knowledge of the Company, there is no union works council, employee representative or other labor organization, which, pursuant to any applicable Legal Requirement, must provide consent or otherwise be notified or consulted, or with which negotiations need to be conducted, in connection with any of the Contemplated Transaction. There is no (i) unfair labor practice complaint, charge or suit pending or, to the Knowledge of the Company, threatened against any Acquired Company before the U.S. National Labor Relations Board or any similar body or Entity in the United States or any other country in which any Acquired Company has employees or performs services, (ii) slowdown, strike, group work stoppage, or similar labor dispute pending or, to the Knowledge of the Company, threatened by or with respect to any employees of the Acquired Companies, or (iii) to the Knowledge of the Company, pending or threatened union organizing activity by a labor union seeking to represent any employees of the Acquired Companies, in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each individual that renders or has, since January 1, 2021, rendered services to any of the Acquired Companies that is or was classified as a Contract Worker or other non-employee status or as an exempt or non-exempt employee is properly classified as such under applicable Employment Laws.

(d)    Each Acquired Company is, and since January 1, 2021, each Acquired Company has been, in compliance with all Employment Laws, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Acquired Companies are delinquent in payments to any employee of an Acquired Company for any earned and payable wages, overtime, salaries, commissions, bonuses, fees and other compensation for any services performed, as of the date of this Agreement, for any Acquired Company, except where the failure to so pay has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date of this Agreement, none of the Acquired Companies are delinquent in any legally required payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, worker’s compensation, social security or other similar employment-related benefits or obligations (other than routine payments to be made in the ordinary course of business consistent with past practice) except where the failure to pay has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)    To the Knowledge of the Company, since January 1, 2021, no allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination, or harassment on the basis of gender or race (a “Misconduct Allegation”) has been made against any person who is or was an officer, director, or an employee at the level of Director or above of any Acquired Company in such person’s capacity as such. Since January 1, 2021, no Acquired Company has entered into any settlement agreement relating to any Misconduct Allegation against any Acquired Company or any person who is or was an officer, director, or an employee at the level of Director or above of any Acquired Company.

(f)    Part 2.16(f) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Plan (or forms of material Company Plans to the extent that such Company Plans do not materially differ from the form) and separately identifies each material Company Plan that is maintained, sponsored, contributed to, or required to be contributed to, by the Company or its Subsidiaries primarily for the benefit of employees outside of the United States (each, a “Foreign Company Plan”). The Company has Made Available to Parent, in each case, to the extent applicable: (i) accurate and complete copies of all documents setting forth the terms of each material Company Plan, including all amendments thereto; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Plan; (iii) the most recently filed annual report (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan; (iv) the trust agreement, insurance Contract or other funding instrument, if any, with respect to each material Company Plan; (v) all discrimination tests required under the Code for each Company Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vi) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(g)    Except as would not reasonably be expected to, individually or in the aggregate have a Material Adverse Effect on the Company, (i) each Company Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code; (ii) any Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification; (iii) each Foreign Company Plan intended to qualify for special tax treatment satisfies all requirements for such treatment; (iv) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan; (v) there is no audit, inquiry or Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated by the IRS, DOL or any other Governmental Body with respect to any Company Plan; (vi) none of the Acquired Companies or any ERISA Affiliate has ever incurred any material penalty or Tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or any material penalty or Tax under applicable Legal Requirements; (vii) each of the Acquired Companies and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Plan, except as would not result in material Liability and, to the extent not yet due, such contributions and other payments have been adequately accrued in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports; and (viii) each Foreign Company Plan that is required to be registered or approved by any Governmental Body under applicable Legal Requirements has been so registered or approved. Each material Company Plan can be amended, terminated or otherwise discontinued after the Closing, without material Liability to the Parent Entities or the Acquired Companies.

(h)    Since January 1, 2018, none of the Acquired Companies, and none of their respective ERISA Affiliates, has maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any Liability in respect of, any: (i) Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. Except as would not reasonably be expected to, individually or in the aggregate have a Material Adverse Effect on the Company, the fair market value of the assets of each funded Foreign Company Plan, the Liability of each insurer for any Foreign Company Plan funded through insurance, or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Company Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Company Plan.

(i)    No Company Plan provides (except at no cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any Liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Company Associate for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(j)    Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) require any contributions or payments to fund any obligations under any Company Plan, or cause any of the Acquired Companies to transfer or set aside any assets to fund any Company Plan. Without limiting the generality of the foregoing, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to compensate any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.

(k)    Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability on the Company, each Company Plan or other Contract between any Acquired Company and any Company Associate that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) is and has at all times been administered in documentary and operational compliance with the requirements of Section 409A. No Acquired Company has any obligation to gross-up or otherwise reimburse any Company Associate for any tax incurred by such person pursuant to Section 409A.

2.17    Environmental Matters.

(a)    Except as would not reasonably be expected to have or result, individually or in the aggregate, in a Material Adverse Effect on the Company, (i) each of the Acquired Companies is, and since January 1, 2021, has been, in compliance in all material respects with, and is not and has not been subject to any material Liability under, applicable Environmental Laws, including timely applying for, possessing, maintaining, and materially complying with the terms and conditions of all material Governmental Authorizations required under applicable Environmental Laws, (ii) none of the properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by any of the Acquired Companies contains any Hazardous Materials in amounts exceeding the levels allowed by, requiring investigation or remediation under, or otherwise permitted by, applicable Environmental Laws, (iii) between January 1, 2021, and the date of the Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Person that alleges that any of the Acquired Companies is not in material compliance with, or has any material Liability under, any Environmental Law and (iv) there has been no Release at, on, under or from any Leased Real Property or any other property that is or was owned, operated or leased by any of the Acquired Companies or at any property or facility at which any Acquired Company has arranged for the transportation, disposal or treatment of Hazardous Materials.

(b)    The Company has Made Available to Parent copies of all material environmental assessments, Governmental Authorizations, reports, audits and other material documents in the Acquired Companies’ possession or under their control that relate to the Acquired Companies’ compliance with or any Liability under any Environmental Law or the environmental condition of any real property that any of the Acquired Companies currently or formerly has owned, operated, or leased.

2.18    Insurance. Each material insurance policy and material self-insurance program and arrangement relating to the business, assets and operations of the Acquired Companies is in full force and effect, no written notice of default or termination has been received by any Acquired Company in respect thereof and all premiums due thereon have been paid in full, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Between January 1, 2021 and the date of the Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy other than in connection with ordinary renewals; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.19    Legal Proceedings; Orders. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, as of the date hereof, there is no pending Legal Proceeding or that, to the Knowledge of the Company, is being threatened against any Acquired Company. As of the date hereof, there is no pending Legal Proceeding against any Acquired Company that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. As of the date hereof, no Acquired Company is subject to any Order that would reasonably be expected to have a Material Adverse Effect on the Company.

2.20    Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject only to the adoption of this Agreement by the Required Company Stockholder Vote. The Company’s board of directors (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.21    Takeover Statutes; No Rights Plan. Subject to the accuracy of the representations and warranties in Section 3.11, the Company’s board of directors has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. None of such actions by the Company’s board of directors has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to, or purporting to be applicable to, this Agreement, any Acquired Company, the Merger or any of the other Contemplated Transactions, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

2.22    Vote Required. Subject to the accuracy of the representations and warranties in Section 3.11, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger.

2.23    Non-Contravention; Consents. Except for any filings, notifications or Consents required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement, any Foreign Investment Law, the NISPOM Rule (including notification to the DCSA and, as required, any other cognizant security authority pursuant to the NISPOM Rule) and the Nasdaq Rules and listing standards, neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Companies; (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject; (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies; (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any Material Contract; (e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by any of the Acquired Companies (except for Permitted Encumbrances); or (f) result in the transfer of any material asset of any of the Acquired Companies to any Person, except, with respect to clauses “(b)” through “(f)” above, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement, any Foreign Investment Law, the NISPOM Rule (including notification to the DCSA and, as required, any other cognizant security authority pursuant to the NISPOM Rule) and the Nasdaq Rules and listing standards, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure by the applicable Acquired Company to make any such filing, give any such notice or obtain any such Consent would not reasonably be expected to have a Material Adverse Effect on the Company.

2.24    Fairness Opinion. The Company’s board of directors has received from Qatalyst Partners LP (“Qatalyst”), financial advisor to the Company, an opinion, to the effect that, as of the date of such opinion and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the merger consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Common Stock (other than Parent or any affiliate of Parent) is fair, from a financial point of view, to such holders. As soon as practicable following the execution of this Agreement, the Company will make available to Parent, solely for informational purposes, an accurate and complete copy of such written opinion. The Company has received the consent of Qatalyst to include such opinion in the Proxy Statement/Prospectus.

2.25    Advisors’ Fees. Except for Qatalyst, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Qatalyst.

2.26    Related Person Transactions. Except for compensation or other employment arrangements entered into in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between any Acquired Company, on the one hand, and any Affiliate (including any director or officer) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

2.27    Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

2.28    No Other Representations. The Company, on behalf of itself and the other Acquired Companies, acknowledges that: (a) except for the representations and warranties expressly set forth in Section 3 and in the certificate delivered pursuant to Section 6.3(c), none of Parent, Merger Sub or any other Parent Entity (or any other Person) makes, or has made, any representation or warranty relating to the Parent Entities or any of their businesses or operations in connection with this Agreement or the Merger; and (b) the representations and warranties made by Parent and Merger Sub in Section 3 and in the certificate delivered pursuant to Section 6.3(c) are in lieu of and are exclusive of all other representations and warranties made by Parent and Merger Sub, including any express or implied warranties as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure by or on behalf of

Parent or Merger Sub of any other information (including any financial information, supplemental data or financial projections or other forward-looking statements) to the Company, any other Acquired Company or any of their respective Affiliates or Representatives. The Company, on behalf of itself and the other Acquired Companies, further acknowledges that, except for the representations and warranties expressly set forth in Section 3 and in the certificate delivered pursuant to Section 6.3(c), it has not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to the Parent Entities or any of their businesses or operations in connection with this Agreement or the Merger; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company, any other Acquired Company or any of their respective Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Section 3.    REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows (it being understood that the representations and warranties contained in this Section 3 are subject to: (a) the exceptions and disclosures set forth in the Parent Disclosure Schedule (subject to Section 8.6); and (b) the disclosures in any Parent SEC Report filed with the SEC at least two Business Days before the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors” or any similar heading or caption, any disclosure of any risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking and (iii) excluding any Parent SEC Reports that are not publicly available on EDGAR on the date that is at least two Business Days before the date of this Agreement)):

3.1    Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub (a) has the requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and (b) is qualified to do business as a foreign entity and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the character of the properties and assets owned or leased or the nature of its activities make such qualification necessary, except where the failure to have such power and authority or to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Parent.

3.2    Capitalization, Etc.

(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 400,000,000 shares of Parent Common Stock; and (ii) 2,000,000 shares of preferred stock, $0.01 par value per share (“Parent Preferred Stock”). As of 5:00 p.m. (California time) on January 12, 2024 (the “Parent Listing Date”): (A) 152,521,036 shares of Parent Common Stock were issued and outstanding (inclusive of 4,806 Parent Restricted Shares); (B) no shares of Parent Preferred Stock were issued and outstanding; (C) 4,739,740 shares of Parent Common Stock were held by Parent as treasury shares; (D) 1,646,475 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options; (E) 4,370,282 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent RSUs; and (F) 184,464 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent PSUs (assuming achievement of the target level of performance for Parent PSUs at the end of the applicable performance period).

(b)    As of 5:00 p.m. (California time) on the Parent Listing Date: (i) 12,388,522 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s 2006 Employee Equity Incentive Plan (assuming achievement of the target level of performance for Parent PSUs at the end of the applicable performance period); (ii) 368,407 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s 2017 Non-Employee Directors Equity Incentive Plan; and (iii) 13,486,609 shares of Parent Common Stock were reserved for future issuance pursuant to the Parent ESPP.

(c)    All shares of Parent Common Stock issuable in the Merger will be when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(d)    As of the date of this Agreement, except (x) as set forth in Sections 3.2(a) and Section 3.2(b), (y) for the Parent ESPP, and (z) for changes since 5:00 p.m. (California time) on the Parent Listing Date resulting from the exercise of Parent Options outstanding on the Parent Listing Date or the vesting of Parent RSUs or Parent PSUs outstanding on the Parent Listing Date in accordance with their terms, there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) issued or granted by Parent to acquire any shares of Parent Common Stock to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation issued, granted or entered into by Parent that is or may become convertible into or exchangeable for any shares or other securities of Parent Common Stock; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of Parent Common Stock or any other securities of Parent.

3.3    SEC Filings; Financial Statements.

(a)    All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent or any of its officers with the SEC since January 1, 2021, have been so filed or furnished on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each report, schedule, registration statement, proxy, form, statement or other document filed or furnished with the SEC by Parent since January 1, 2021 (the “Parent SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Parent SEC Reports, the principal executive officer and principal financial officer of Parent have made all Certifications, and the statements contained in each Certification are accurate in all material respects as of its date. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Parent SEC Reports. As of the date of this Agreement, to the Knowledge of Parent, none of the Parent SEC Reports is the subject of any ongoing review by the SEC.

(b)    The consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Parent SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not be material in amount to the Parent Entities, taken as a whole); and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person that is not a Parent Entity are required by GAAP to be included in the consolidated financial statements of Parent.

(c)    Parent maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the applicable requirements of the Exchange Act and has been designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)    Since January 1, 2021, to the Knowledge of Parent, Parent has not had: (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information; or (ii) any fraud that involves management or any other employee who has (or has had) a significant role in Parent’s internal control over financial reporting.

(e)    Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures comply with the applicable requirements of the Exchange Act and have been designed to ensure that all material information concerning the Parent Entities is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

(f)    Since January 1, 2021, none of the Parent Entities have entered into or effected any securitization transactions or any “off-balance sheet arrangements” of the type required to be disclosed pursuant to Item 303 of Regulation S-K under the Exchange Act.

(g)    The reserves reflected in such financial statements have been determined and established in accordance with GAAP in all material respects and have been calculated in a consistent manner.

3.4    Absence of Changes. Between October 31, 2023 and the date of this Agreement: (a) there has not been any Material Adverse Effect on Parent; and (b) none of the Parent Entities have taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken during the Pre-Closing Period would require Company’s consent under Section 4.2(c).

3.5    Compliance with Legal Requirements.

(a)    Each of the Parent Entities is, and has at all times since January 1, 2021, been, in compliance with all applicable Legal Requirements, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, since January 1, 2021, none of the Parent Entities has received any written notice or, to the Knowledge of Parent, other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b)    None of the Parent Entities, and no director, officer, or, to the Knowledge of Parent, other employee, agent or third party acting on behalf of any of the Parent Entities, has, since January 1, 2021, violated, conspired to violate or aided and abetted the violation of any Anticorruption Laws, except as would not reasonably be expected to have a Material Adverse Effect on Parent.

(c)    No Parent Entity or any of its directors, officers or employees is a Sanctioned Person, nor is any Parent Entity located, organized or resident in a Sanctioned Country and the Parent Entities are currently in compliance with, and at all times since January 1, 2021, have been in compliance with any applicable Sanctions, except as would not reasonably be expected to have a Material Adverse Effect on Parent.

(d)    Since January 1, 2021, no Parent Entity has exported, reexported, or transferred any article, item, component, software, technology, service or technical data, or taken any other act, in violation of any Export Control Law, and each of the Parent Entities has prepared and timely applied for, and obtained and complied with, all licenses, registrations and other authorizations for export, re-export, deemed (re) export, transfer or import required in accordance with applicable Export Control Law for the conduct of its business, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on Parent.

(e)    There are not now, nor have there been since January 1, 2021, any formal or informal proceedings, allegations, investigations, or inquiries pending, expected or, to the Knowledge of Parent, threatened against any Parent Entity or any of their respective directors, officers or employees concerning violations or potential violations of, or conduct sanctionable under, any Sanctions, Anticorruption Laws or Export Control Law, and since January 1, 2021, none of the Parent Entities has disclosed to any Governmental Body information that establishes or indicates that an Acquired Company violated or may have violated any Sanctions, Anticorruption Laws or Export Control Law applicable to the Parent Entities, or is aware of any circumstances that might give rise to an investigation in the future, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on Parent.

(f)    The Parent Entities have, and have implemented and enforce, policies, procedures and controls reasonably designed to ensure compliance in all material respects with Anticorruption Laws, Sanctions and Export Control Law.

3.6    Governmental Authorizations.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) the Parent Entities hold, and since January 1, 2021, have held,

all Governmental Authorizations, and have made all filings required under applicable Legal Requirements, necessary to enable the Parent Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect; and (iii) each Parent Entity is, and since January 1, 2021, has been in compliance with the terms and requirements of such Governmental Authorizations. Between January 1, 2021, and the date of this Agreement, none of the Parent Entities has received any written notice or, to the Knowledge of Parent, other communication from any Governmental Body regarding (x) any actual or possible material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or (y) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. Since January 1, 2021, none of the Parent Entities has received any material grant, incentive or subsidy from any Governmental Body.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent: (i) the Parent Entities hold, and since January 1, 2021, have held, all facility security clearances, personnel security clearances, and any other national security authorizations required to perform under the Parent Entities’ Government Contracts (if any); and (ii) the Parent Entities are, and since January 1, 2021, have been, in compliance with all applicable national security obligations and requirements to the extent applicable.

3.7    Legal Proceedings; Orders. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, as of the date hereof, there is no Legal Proceeding pending or that, to the Knowledge of Parent, is being threatened against any Parent Entity. As of the date hereof, no Parent Entity is subject to any order, decree or ruling that would reasonably be expected to have a Material Adverse Effect on Parent.

3.8    Liabilities. None of the Parent Entities has any Liability of any nature, other than: (i) liabilities identified as such in the Parent Balance Sheet; (ii) liabilities that have been incurred by the Parent Entities since the date of the Parent Balance Sheet in the ordinary course of business; (iii) liabilities for performance of obligations of the Parent Entities under Contracts to which a Parent Entity is a party; (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Contemplated Transactions; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.9    Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject only the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, in each case other than the filing of the certificates of merger as required by the DGCL. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.10    Non-Contravention; Consents. Except for any filings, notifications or Consents required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement, any Foreign Investment Law and the Nasdaq Rules and listing standards, neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any Parent Entity; (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject; (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Entities; (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which any of the Parent Entities is a party, or give any Person the right to: (i) declare a default or exercise any remedy under any material Contract; (ii) accelerate the maturity or performance of any material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any material Contract; (e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by any of the Parent Entities (except for Permitted Encumbrances); or (f) result in the transfer of any material asset of any of the Parent Entities to any Person, except, with respect to clauses “(b)” through “(f)” above, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement, any Foreign Investment Law and the Nasdaq Rules and listing standards, no Parent Entity was, is or will be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure by the applicable Parent Entity to make any such filing, give any such notice or obtain any such consent would not reasonably be expected to have a Material Adverse Effect on Parent.

3.11    Stock Ownership. As of the date of this Agreement, (a) none of Parent, Merger Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any options, warrants or other rights to acquire shares of Company Common Stock, and (b) none of Parent, Merger Sub or any of their respective controlled Affiliates “owns” or has “owned” within the three years prior to the date hereof (as such terms are defined in Section 203 of the DGCL) 15% or more of the capital stock of the Company.

3.12    Capitalization and Operations of Merger Sub. All of the issued and outstanding shares of Merger Sub are as of the date of this Agreement, and immediately prior to the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has not conducted any material business prior to the date of this Agreement and has no material assets or material obligations of any nature, other than those incident to its formation and those incurred pursuant to or in connection with this Agreement, the Merger and the other Contemplated Transactions.

3.13    Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent:

(a)    (i) all Tax Returns required to be filed by or on behalf of Parent and each of its Subsidiaries (A) have been filed on or before the applicable due date (including any extensions of such due date) and (B) are true, correct and complete; and (ii) all Taxes for which Parent and each of its Subsidiaries is liable have been timely paid or accrued (in accordance with GAAP);

(b)    (i) the Parent Balance Sheet reflects a reserve established in accordance with GAAP for all actual and contingent Tax liabilities of Parent and each of its Subsidiaries as of the date thereof, and (ii) since such date, neither Parent nor any of its Subsidiaries has incurred liabilities for Taxes other than in the ordinary course of operation of its business, except in connection with the transactions contemplated by this Agreement;

(c)    no extension or waiver of the limitation period or any power of attorney applicable to any Tax of the Parent is currently in effect;

(d)    (i) no audit, claim or Legal Proceeding relating to Taxes for which Parent or any of its Subsidiaries has a Liability is pending or, to the Knowledge of Parent, threatened and, in each case, that has not been resolved; (ii) no deficiency for Taxes that remains unpaid has been proposed or assessed by any Governmental Body against Parent or any of its Subsidiaries; and (iii) no written claim has ever been made by any Governmental Body in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that it is or may be subject to Tax in that jurisdiction;

(e)    other than Permitted Encumbrances, there are no Encumbrances relating to Taxes upon any asset of Parent or any of its Subsidiaries;

(f)    in the two years prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Sections 355 and 361 of the Code;

(g)    (i) neither Parent nor any of its Subsidiaries has any Liability for the Taxes of another Person (other than Parent or another Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign Legal Requirement), as a transferee, as a successor or by Contract, except for an agreement (A) solely between Parent and any of its Subsidiaries or (B) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes or otherwise, and (ii) except for a group of which Parent is the common parent and which includes only its Subsidiaries, neither Parent nor any of its Subsidiaries has been a member of an affiliated, consolidated, or unitary group for Tax purposes;

(h)    Parent and each of its Subsidiaries have always complied with Section 482 of the Code and all similar state, local and foreign Tax Legal Requirements relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports);

(i)    neither Parent nor any of its Subsidiaries has ever participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any similar Legal Requirement;

(j)    neither Parent nor any of its Subsidiaries will be required, or has agreed, to include any items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under any state, local or foreign Tax Legal Requirements) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or foreign Tax Legal Requirements) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction that occurred outside the ordinary course of business prior to the Closing; (iv) any prepaid amount received outside the ordinary course of business prior to the Closing; or (v) any election under Sections 367 or 1503(d) of the Code made prior to the Closing;

(k)    neither Parent nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement (i) solely between Parent and any of its Subsidiaries or (ii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(l)    neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local or foreign Legal Requirement), and neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Body or has entered into any similar written agreement with a Governmental Body with respect to any Taxes; and

(m)    Parent and each of its Subsidiaries has properly and timely withheld from each payment or deemed payment made to each Parent Associate, its past and present suppliers, creditors, stockholders and other third parties all Taxes and other deductions required to be withheld and has duly and timely paid such withheld amounts to the proper Governmental Bodies and complied with all reporting and record retention requirements related to such Taxes.

Notwithstanding any other provision of this Agreement, this Section 3.13 and Sections 3.2(d), 3.3, 3.6 and 3.8, each only to the extent they relate to Taxes, shall contain the sole and exclusive representations and warranties of Parent under Section 3 of this Agreement with respect to Taxes.

3.14    Financing.

(a)    Parent has delivered to the Company a copy of the executed commitment letter, dated as of the date of this Agreement (the “Debt Commitment Letter”), by and among Parent, Bank of America, N.A., BofA Securities, Inc., HSBC Securities (USA) Inc., HSBC Bank USA, National Association, The Hongkong and Shanghai Banking Corporation Limited and JPMorgan Chase Bank, N.A. (together with any financing sources added in accordance with the terms of the Debt Commitment Letter and hereof, the “Financing Sources”), pursuant to which the Financing Sources have committed, subject solely to the conditions expressly set forth therein and the terms thereof, to provide the amounts set forth therein for purposes of funding the Contemplated Transactions on the date on which the Closing is to occur pursuant to Section 1.3 (the “Debt Financing”). Parent has also delivered to the Company a copy of any fee letter with any Financing Source (redacted in a customary manner to mask only the fees payable to the Financing Sources in respect of the Debt Financing, the rates and amounts included in the “market flex” provisions and other economic terms that would not (i) reasonably be expected to adversely affect the availability of the Debt Financing or to reduce the amount thereof to be less than the amount required to comply with the representation in Section 3.14(b) relating to the Debt Commitment Letter, (ii) impose any new condition or otherwise amend, modify or expand any conditions precedent to the funding of the Debt Financing or (iii) delay or prevent the Closing Date (the foregoing clauses (i), (ii) and (iii), collectively, the “Prohibited Conditions”)) (any such fee letter, a “Fee Letter”).

(b)    Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the aggregate net proceeds from the Debt Financing, when funded in accordance with the Debt Commitment Letter, together with all other sources of cash available to Parent on the Closing Date, will be sufficient for the payment of all of its obligations under this Agreement and the Debt Commitment Letter, including the payment of the Merger Consideration, and all costs and expenses of the Contemplated Transactions payable by Parent, Merger Sub or the Surviving Corporation in connection with the Merger, and any repayment or refinancing of indebtedness contemplated by the Debt Commitment Letter (collectively, the “Financing Uses”).

(c)    As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been withdrawn, terminated or rescinded, or amended, restated or otherwise modified or waived in any respect. The Debt Commitment Letter is a legal, valid and binding obligation of Parent and to the knowledge of Parent, each of the other parties thereto, enforceable against Parent and to the knowledge of Parent, each of the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, there are no conditions precedent or other contingencies directly or indirectly related to the funding of the full amount (or any portion) of the Debt Financing at or prior to the Closing, other than as expressly set forth in the Debt Commitment Letter as in effect on the date hereof. As of the date of this Agreement, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, constitutes, or could constitute, a breach, default or failure to satisfy a condition under the Debt Commitment Letter by or on the part of Parent or, to Parent’s knowledge, any other party to the Debt Commitment Letter under the Debt Commitment Letter. As of the date of this Agreement, there are no side letters or other agreements, Contracts, arrangements or understandings of any kind (written or oral) directly or indirectly related to the Debt Financing or the Debt Commitment Letter that contains a Prohibited Condition. Parent has fully paid all commitment fees and other fees required to be paid on or prior to the date of this Agreement in connection with the Debt Financing. As of the date of this Agreement, Parent is not, and has no reason to be, aware of any fact, event or other occurrence that makes any of the representations or warranties in the Debt Commitment Letter inaccurate in any respect. As of the date of this Agreement, no Person that is a party to the Debt Commitment Letter has notified Parent (or any of its Affiliates or Representatives) of its intention to terminate any of its obligations under the Debt Commitment Letter or to not provide the Debt Financing.

(d)    As of the date of this Agreement, assuming the satisfaction or waiver of the conditions to the Closing pursuant to Section 6, Parent has no reason to believe that any of the conditions to the Debt Financing contemplated by the Debt Commitment Letter will not be satisfied on or prior to the Closing Date or that the full amount of the Debt Financing required to satisfy the Financing Uses will not be made available to Parent on the Closing Date.

(e)    Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that their respective obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Debt Financing in the amount required to satisfy the Financing Uses.

3.15    Solvency. Assuming (a) the representations and warranties contained in Section 2 are accurate as of the date of this Agreement and will be accurate as of the Closing Date as if made on and as of the Closing Date (in each case, disregarding all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties), (b) the satisfaction of all of the conditions contained in Section 6, (c) immediately prior to the Effective Time, the Acquired Companies are Solvent (substituting references to “Parent” and “following the Closing” in such definition with references to “the Company” and “prior to the Effective Time”, respectively), immediately following the Closing, after giving effect to the Contemplated Transactions, Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole, will be Solvent. As used herein, “Solvent” means, with respect to Parent and its Subsidiaries, taken as a whole, immediately following the Closing, that: (i) the fair value of the property of Parent and its Subsidiaries, taken as a whole, immediately following the Closing is greater than the total amount of liabilities, including, contingent liabilities, of Parent and its Subsidiaries, taken as a whole, immediately following the Closing; (ii) the present fair salable value of the assets of Parent and its Subsidiaries, taken as a whole, immediately following the Closing is not less than the amount that will be required to pay the probable liability of Parent and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) immediately following the Closing, Parent and its Subsidiaries, taken as a whole, do not have outstanding debts or liabilities beyond their ability to pay such debts and liabilities as they mature; and (iv) immediately following the Closing, Parent and its Subsidiaries, taken as a whole, are not engaged in a business or a transaction, and are not proposing to engage in a business or a transaction, for which Parent’s and its Subsidiaries’ property, taken as a whole, would constitute an unreasonably small amount of capital. The amount of contingent liabilities at any time shall be computed under this Section 3.15 as the amount that, in the light of all the facts and circumstances existing immediately following the Closing, is probable to become an actual or matured liability.

3.16    Disclosure. None of the information to be supplied by or on behalf of Parent specifically for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent specifically for inclusion in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by any Acquired Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

3.17    No Other Representations. Parent, on behalf of itself and the Parent Entities, including Merger Sub, acknowledges that: (a) except for the representations and warranties expressly set forth in Section 2, in the certificate delivered pursuant to Section 6.2(c), neither the Company nor any of the other Acquired Companies (or any other Person) makes, or has made, any representation or warranty relating to the Acquired Companies or any of their businesses or operations in connection with this Agreement or the Merger; and (b) the representations and warranties made by the Company in Section 2 and in the certificate delivered pursuant to Section 6.2(c) are in lieu of and are exclusive of all other representations and warranties made by the Company, including any express or implied warranties as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure by or on behalf of the Company of any other information (including any financial information, supplemental data or financial projections or other forward-looking statements) to Parent, Merger Sub or any of their respective Affiliates or Representatives. Parent and Merger Sub further acknowledge that, except for the representations and warranties expressly set forth in Section 2, in the certificate delivered pursuant to Section 6.2(c), they have not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to the Acquired Companies or any of their businesses or operations in connection with this Agreement or the Merger; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Section 4.    CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1    Access and Investigation.

(a)    During the Pre-Closing Period, the Company shall, and shall cause each of the other Acquired Companies to, and shall use its commercially reasonable efforts to cause its and their respective Representatives to: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ Representatives, personnel, properties and assets and to existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies and with such additional financial, operating and other data and information regarding the Acquired Companies, in each case, (A) as Parent may reasonably request, (B) under the supervision of appropriate personnel of the Company, (C) in such a manner not to unreasonably interfere with the usual operation of the Acquired Companies, (D) to the extent reasonably related to the Contemplated Transactions and (E) with respect to books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, additional financial, operating and other data and information regarding the Acquired Companies, solely to the extent such items are in the possession or control of the Acquired Companies or any of their respective Representatives. Without limiting the generality of the foregoing (but subject to the limitations in the preceding sentence), during the Pre-Closing Period, the Company shall as soon as reasonably practicable provide Parent, upon request, with copies of all material operating and financial reports prepared by the Acquired Companies for the Company’s CEO or CFO. Notwithstanding the foregoing: (1) nothing in this Section 4.1(a) shall require any Acquired Company or its Representatives to disclose any information to Parent or Parent’s Representatives if, in the reasonable and good faith judgment of the Company, such disclosure (v) relates to the strategic process known as “Project Airport”, (w) would violate any applicable law, (x) would jeopardize the attorney-client privilege, work-product doctrine or other legal privilege held by any Acquired Company, (y) is prohibited pursuant to the terms of confidentiality provisions in a Company Contract with a third party entered into prior to the date of this Agreement or (z) would violate the Clean Team Agreement; and (2) if any Acquired Company does not provide or cause its Representatives to provide such access or such information in reliance on clause “(1)” of this sentence, then the Company shall as soon as reasonably practicable (and in any event within three

Business Days after such Acquired Company determines that it will not provide or cause it Representatives to provide such access or such information) provide a written notice to Parent stating that it is withholding such access or such information and stating the justification therefor, and, in respect of any information withheld in reliance on clauses “(1)(w)”, “(1)(x)”, “(1)(y)” or “(1)(z)” shall use its commercially reasonable efforts to provide the applicable information in a way that would not violate such law, jeopardize such privilege, violate such Company Contract or violate the Clean Team Agreement.

(b)    The Confidentiality Agreement (other than Sections 12 and 13 thereof) shall remain in full force and effect in accordance with its terms until the Effective Time, at which time the Confidentiality Agreement shall automatically terminate without further action. All obligations of the Acquired Companies and the Parent Entities’ obligations under Sections 12 and 13 of the Confidentiality Agreement shall terminate upon the execution and delivery of this Agreement.

4.2    Operation of the Company’s Business and Parent’s Business.

(a)    During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of the other Acquired Companies to (i) conduct the business and operations in the ordinary course consistent with past practices and (ii) use commercially reasonable efforts to preserve substantially intact the Acquired Companies’ business organization, keep available the services of the Company’s current officers and maintain in all material respects its relationships with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the Acquired Companies (taken as a whole) (it being agreed that any action specifically consented to by Parent in writing pursuant to, or expressly permitted by any of the provisions of, Section 4.2(b) shall not constitute a breach of Section 4.2(a) unless such action is a breach of Section 4.2(b)).

(b)    During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(b) of the Company Disclosure Schedule, the Company shall not, and the Company shall cause the other Acquired Companies not to:

(i)    (A) declare, accrue, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or otherwise) in respect of its shares of capital stock or other securities, except for cash dividends or distributions declared, accrued, set aside or made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (B) pledge or encumber any shares of its capital stock or other securities; (C) modify the terms of any shares of its capital stock or other equity or voting interests; or (D) repurchase, redeem or otherwise reacquire any of its shares of capital stock or other securities, other than (1) pursuant to the terms of the Company Equity Plans, award agreements or Contracts evidencing Company Equity Awards or the Company ESPP, (2) the acquisition of Company Equity Awards in connection with the forfeiture of such awards, (3) shares of Company Common Stock accepted as payment for the exercise price of Company Options in accordance with the terms of such Company Options and Company Equity Plans in effect on the date hereof or (4) for withholding Taxes incurred in connection with the exercise, vesting or settlement of Company Equity Awards in accordance with the terms of the applicable Company Equity Award or the Company ESPP as in effect on the date hereof;

(ii)    sell, issue, grant or authorize the sale, issuance or grant of: (A) any of its capital stock or any other security; (B) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any of its capital stock or any other security; or (C) any instrument convertible into or exchangeable for any of its capital stock or any other security (except that the Company may issue shares of Company Common Stock (x) upon the exercise of, or the vesting, settlement or delivery of shares pursuant to, Company Equity Awards in accordance with their terms, (y) pursuant to the Company ESPP in accordance with its terms or (z) in connection with any transaction between any Acquired Company and another Acquired Company);

(iii)    except for actions required pursuant to the terms of any Company Plan or Collective Bargaining Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any Company Equity Award, or otherwise modify any of the terms of any outstanding Company Equity Award;

(iv)    amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any liquidation, dissolution, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v)    acquire (by merger, consolidation, business combination, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (A) any equity interest in any other Entity (other than equity securities of publicly traded Entities acquired solely for cash management or passive investment purposes in the ordinary course of business) or (B) any business or assets of any other Entity, unless the acquisition is (w) of supplies or materials in the ordinary course of business consistent with past practice, (x) a transaction solely between or among an Acquired Company and another Acquired Company, (y) of Intellectual Property Rights pursuant to non-exclusive licenses in the ordinary course of business consistent with past practice or (z) a capital expenditure permitted by Section 4.2(b)(vi) (it being understood and agreed that, without limiting the foregoing, the Company shall not, and shall not permit or cause any other Acquired Company to, acquire any business or assets of another Person, whether by merger, consolidation, purchase of property or assets (including equity interests) or otherwise, if the taking of such action would reasonably be expected (at the time such action is taken) to (1) prevent, materially delay or impede the consummation of the Merger or (2) cause any of the conditions set forth in Section 6.1(d), Section 6.1(e) or Section 6.1(f) to not be satisfied prior to the End Date (as it may be extended in accordance with Section 7.1(b)));

(vi)    make any capital expenditures or incur any obligations or liabilities in respect thereof during any fiscal year in excess of the amount set forth in Part 4.2(b)(vi) of the Company Disclosure Schedule with respect to such fiscal year;

(vii)    (A) enter into or become bound by, any Contract that would constitute a Material Contract if in effect as of the date of this Agreement, (B) renew, extend, amend in any material respect, or waive or exercise any material right or remedy under, any Material Contract, or (C) voluntarily terminate any Material Contract, in each case of clauses “(A)”, “(B)” and “(C)”, other than in the ordinary course of business consistent with past practices; provided that this clause “(vii)” shall not prohibit or restrict any Acquired Company from entering into or renewing, extending or amending any Contract to the extent such entry, renewal, extension or amendment implements a transaction or action that is specifically permitted by any of the other subclauses of this Section 4.2(b);

(viii)    enter into, amend or become bound by any Contract of the type described on Part 4.2(b)(viii) of the Company Disclosure Schedule;

(ix)    (A) acquire, lease or license any real property from any other Person or (B) sell or otherwise dispose of, or lease or license, any asset (other than Intellectual Property Rights) with a value in excess of $5,000,000 individually or $10,000,000 in the aggregate or any real property to any other Person (except, in each case, for (w) obsolete assets disposed of by the Company in the ordinary course of business consistent with past practices, (x) the renewal of any lease upon the expiration thereof for a renewal term of no greater than 12 months, (y) any transaction solely between or among an Acquired Company and another Acquired Company, (z) in the case of any real property, renewals or extensions that become automatically effective unless a party thereto provides prior notice of an intention not to renew or extend);

(x)    (A) incur or assume any indebtedness for borrowed money or issue any debt securities, except (1) for loans or advances owed solely between or among the Company and any of its wholly-owned Subsidiaries; (2) for obligations incurred pursuant to business credit cards in the ordinary course of business and consistent with past practices; (3) pursuant to the Credit Agreement; or (4) pursuant to letters of credit, working capital loans or factoring of receivables in the ordinary course of business; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except (1) with respect to obligations of the Company and wholly-owned Subsidiaries of the Company; or (2) for obligations under the Credit Agreement; (C) make any loan, advance or capital contribution to, or investment in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business and consistent with past practices; (2) advances to directors, officers and other employees, in each case in the ordinary course of business and consistent with past practices; or (3) loans or advances between Subsidiaries of the Company or between the Company and its Subsidiaries and capital contributions in wholly-owned Subsidiaries of the Company; (D) mortgage, pledge or otherwise encumber any assets, tangible or intangible or create any Encumbrance thereon, except for Permitted Encumbrances; or (E) other than in the ordinary course of business consistent with past practices, enter into any currency or interest rate hedging arrangements, swap arrangements or similar arrangements;

(xi)    (A) except as required pursuant to the terms of any existing Collective Bargaining Agreement, enter into any material Collective Bargaining Agreement with any labor organization, union, works council or similar employee representative body; (B) except for actions required pursuant to the terms of any Company Plan or Collective Bargaining Agreement, establish, adopt, enter into, amend or terminate any material Company Plan (including employment agreements or executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements) or any plan, practice, agreement, arrangement or policy that would be a material Company Plan (including employment agreements or executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements) if it was in existence on the date of this Agreement; or (C) except for actions required pursuant to the terms of any Company Plan or Collective Bargaining Agreement, pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including severance but excluding (x) equity-based compensation, which is addressed in Section 4.2(b)(ii), (y) benefits and fringe benefits payable or provided in the ordinary course of business consistent with past practice to, any of its officers or other employees and (z) de minimis amounts payable or provided in the ordinary course of business consistent with past practice) to, any of its officers or other employees);

(xii)    (A) hire or terminate (other than for cause) any employee at the level of Vice President (Grade M6) or above; or (B) promote any employee to the level of Vice President (Grade M6) or above, except, in the case of each of clauses “(A)” and “(B)”: (x) to fill a position at such level that is open as of, or is vacated on or after the date of this Agreement and (y) only to the extent such employee is entitled to compensation (cash and equity) and health and welfare benefits that are individually no more favorable than the compensation (cash and equity) and health and welfare benefits than were provided to the employee whose position is being filled;

(xiii)    except as required by GAAP or, in the case of an Acquired Company organized and operating outside of the United States, other applicable accounting standards: (A) change in any material respect any of its methods of accounting or accounting practices, including with respect to Taxes; or (B) revalue or write down any of its assets in excess of $15,000,000 in the aggregate, except in the ordinary course of business consistent with past practice;

(xiv)    (A) make, change, rescind, or adopt any material method of Tax accounting or any material Tax election; (B) prepare or file any material Tax Return inconsistent with past practices, unless the Company shall deliver to Parent a copy of such Tax Returns at least 30 days before the applicable due date for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed); (C) amend any material Tax Return; (D) settle or otherwise compromise any claim, dispute, notice, audit or assessment relating to an amount of Taxes (reduced by any offsetting benefits or credits reasonably expected to be realized in the same Tax year) in excess of $5,000,000, or enter into, cancel or modify any closing or similar agreement relating to an amount of Taxes (reduced by any offsetting benefits or credits reasonably expected to be realized in the same Tax year) in excess of $5,000,000; (E) request any material ruling, closing agreement or similar guidance with respect to an amount of Taxes (reduced by any offsetting benefits or credits reasonably expected to be realized in the same Tax year) in excess of $5,000,000; or (F) surrender any material right or claim to a refund of Taxes;

(xv)    (A) commence any Legal Proceeding, other than (1) routine collection or anti-piracy matters in the ordinary course of business and consistent with past practices, or (2) against Parent, or Merger Sub under this Agreement; or (B) settle, release, waive or compromise any Legal Proceeding, other than (1) routine collection or anti-piracy matters in the ordinary course of business and consistent with past practices, (2) settlements providing solely for money damages payable by an Acquired Company of less than $5,000,000 and/or customary non-disparagement clauses or confidentiality provisions, involving no finding or admission of any wrongdoing on the part of any Acquired Company or any of its officers, directors or employees (or current or future Affiliates) and including a release of the claims at issue in such Legal Proceeding in form and substance reasonably satisfactory to the Acquired Companies or (3) settlements entered into in accordance with Section 5.13;

(xvi)    waive, relinquish, abandon, forfeit, fail to renew, fail to continue to prosecute, protect or defend, permit to lapse, terminate or cancel any material Intellectual Property Right;

(xvii)     (A) encumber, sell, transfer, convey title (in whole or in part) or otherwise dispose of (other than by licensing) any Company IP; or (B) license any material Company IP, other than granting non-exclusive licenses in the ordinary course of business consistent with past practice (1) to resellers and distributors (solely for their resale and distribution of Company Products and the provision of support and services), (2) to contractors, consultants or other service providers (solely for their provision of services to the Acquired Companies), (3) to OEM customers or end users (solely to use Company IP in connection with the provision or sale to such OEM customers or end users of any Company Products), (4) to OEM partners in connection with ensuring Company Products are compatible with such partners’ hardware or are interoperable with such partners’ software or (5) pursuant to confidentiality or non-disclosure agreements solely for evaluation purposes;

(xviii)    other than in the ordinary course of business, transfer or repatriate to the U.S. cash, cash equivalents or liquid short-term or long-term investments held outside the U.S. if any material U.S. withholding or income Taxes would be incurred in connection with such repatriation;

(xix)    become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xx)    (A) maintain material insurance at less than current coverage levels or otherwise in a manner inconsistent with past practice; (B) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or (C) effectuate a “plant closing” or “mass layoff” at any “single site of employment” (each as defined in the WARN Act); or

(xxi)    authorize, approve, agree, commit or offer to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.2(b).

Parent acknowledges and agrees that nothing contained in this Section 4.2(b) shall give Parent the right to control or direct the operations of the Acquired Companies within the meaning of applicable antitrust laws. If the Company expects to rely on clause “(w)” of this Section 4.2(b) to take, or permit any other Acquired Company to take, any action that would otherwise be prohibited by this Section 4.2(b), then, at least two Business Days before such action is taken, the Company shall deliver a written notice to Parent stating that the Company intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action.

(c)    During the Pre-Closing Period, except (i) as may be required by applicable Legal Requirements, (ii) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly required by this Agreement or (iv) as set forth in Part 4.2(c) of the Parent Disclosure Schedule: (A) Parent shall not declare, accrue, set aside, establish a record date for or pay any dividend or distribution (whether in cash, stock or otherwise) in respect of any shares of its capital stock or split, combine, subdivide or reclassify any of its capital stock; (B) Parent shall not amend its certificate of incorporation or bylaws in a manner that would adversely affect the Company or its stockholders in a manner disproportionate to Parent and its stockholders or in a manner that would adversely affect the ability of Parent or Merger Sub to consummate the Merger; (C) Parent shall not adopt a plan of complete or partial liquidation, dissolution, bankruptcy restructuring or other similar reorganization; and (D) Parent shall not, and shall not permit any of its Subsidiaries to, acquire any material business or assets of another Person, whether by merger, consolidation, purchase of property or assets (including equity interests) or otherwise, if the taking of such action would reasonably be expected (at the time such action is taken) to (1) prevent, materially delay or impede the consummation of the Merger or (2) cause any of the conditions set forth in Section 6.1(d), Section 6.1(e) or Section 6.1(f) to not be satisfied prior to the End Date (as it may be extended in accordance with Section 7.1(b)). If Parent expects to rely on clause “(i)” of the preceding sentence to take any action that would otherwise be prohibited by this Section 4.2(c), then, at least one Business Day before such action is taken, Parent shall deliver a written notice to the Company stating that Parent intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action.

(d)    During the Pre-Closing Period, each of the Company and Parent shall give prompt written notice to the other party upon becoming aware (i) that any representation or warranty made by it in this Agreement, or in the case of Parent, by it or Merger Sub, has become untrue or inaccurate or (ii) of any failure by it, or in the case of Parent, by it or Merger Sub, to comply with or satisfy any covenant, obligation or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions set forth in Section 6.2(a), Section 6.2(b) or (with respect to Parent) or Section 6.3(a) or Section 6.3(b) (with respect to the Company), to fail to be satisfied. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall give prompt written notice to Parent upon becoming aware (A) any material Legal Proceeding or material claim threatened, commenced or asserted against any of the Acquired Companies or (B) of any written notice from a Person alleging consent of such Person is required in connection with the Merger as a result of a contract or any arrangement between such Person and any Acquired Company.

4.3    No Solicitation.

(a)    During the Pre-Closing Period, the Company shall not, and shall cause the other Acquired Companies and its and their respective directors, officers and employees not to, and shall use its reasonable best efforts to cause its and their respective other Representatives not to, in each case, directly or indirectly: (i) solicit, initiate, knowingly encourage, assist, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person (other than Parent and its Affiliates) becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry (other than to inform such Person of the provisions of this Section 4.3(a)); (iv) approve, endorse or recommend any Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any Contract relating to, or that contemplates or would reasonably be expected to result in, an Acquisition Transaction (other than a confidentiality agreement described in clause “(iv)(B)” of Section 4.3(b)); or (vi) resolve or publicly propose to take any of the actions described in clauses “(i)” through “(v)” of this sentence.

(b)    Notwithstanding anything to the contrary contained in Section 4.3(a), but subject to Section 4.3(c), prior to the adoption of this Agreement by the Required Company Stockholder Vote the Company may furnish non-public information regarding the Acquired Companies to, and may enter into discussions or negotiations with, any Person (and its Representatives) in response to an unsolicited written Acquisition Proposal that is received by the Company from, or on behalf of, such Person after the date of this Agreement (and not withdrawn) if: (i) the Company has not breached in any material respect (or be deemed to have breached in any material respect pursuant to Section 4.3(f)) any of the provisions set forth in this Section 4.3 or in Section 5.2; (ii) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer; (iii) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) at least 24 hours prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person (and its Representatives) and (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company and (2) other provisions no less favorable in the aggregate to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (it being understood and agreed that (x) for purposes of this clause “(B)” only, such confidentiality agreement need not contain a “standstill” or other provisions having a similar effect, (y) such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 4.3 or Section 5.2(e) and (z) no new confidentiality agreement shall be required if such Person and the Company have a currently effective confidentiality agreement in place that satisfies the requirements of this clause “(B)”); and (v) prior to or contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).

(c)    If the Company, any other Acquired Company or any Representative of any Acquired Company receives an Acquisition Proposal or an Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event more than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof), and (ii) provide Parent with copies of all documents and communications received by the Company or any Representative of the Company setting forth the terms and conditions of, or otherwise relating to, such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed on a reasonably current basis with respect to the status of any such Acquisition Proposal or Acquisition Inquiry and any modification thereto and shall promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any written correspondence or communication between or involving (A) the Company or any Representative of the Company, on the one hand, and (B) the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry or any Representative of such Person, on the other hand, relating to such Acquisition Proposal or Acquisition Inquiry.

(d)    The Company shall, and shall cause each of the other Acquired Companies and shall cause its and their respective directors, officers and employees to, and shall use its reasonable best efforts to cause its and their respective other Representatives to, immediately cease and cause to be terminated any existing solicitation, encouragement or assistance of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry. Promptly (and in any event within two Business Days) after the date of this Agreement, the Company shall (i) require each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or Acquisition Inquiry to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Companies and (ii) terminate any third party’s (other than the Parent Entities and their Representatives) access to any physical or electronic data room set up in response to or in connection with any actual or contemplated Acquisition Proposal or Acquisition Inquiry.

(e)    The Company agrees that it shall not, and it shall ensure that the other Acquired Companies do not, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which any of the Acquired Companies is or becomes a party or under which any of the Acquired Companies has or acquires any rights; provided, however, that the Company may release a Person from, or amend or waive any provision of, any “standstill” agreement or provision to allow such person to make, or amend an Acquisition Proposal if (A) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision or the failure to amend such agreement or waive such provision would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Delaware law, and (B) the Company provides Parent with written notice of the Company’s intent to take such action at least 24 hours before taking such action.

(f)    The Company acknowledges and agrees that any action taken by any Representative of any Acquired Company which, if taken by the Company, would constitute a breach of any provision set forth in this Section 4.3 or Section 5.2 shall be deemed to constitute a breach of such provision by the Company.

Section 5.    ADDITIONAL COVENANTS OF THE PARTIES

5.1    Registration Statement; Proxy Statement/Prospectus.

(a)    The Company (with Parent’s reasonable cooperation) shall prepare as promptly as reasonably practicable after the date of this Agreement a mutually acceptable Proxy Statement/Prospectus (as part of the Form S-4 Registration Statement), and Parent (with the Company’s reasonable cooperation) shall prepare as promptly as reasonably practicable after the date of this Agreement and file with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus will be included. Each party shall cooperate with the other party in the preparation of the Proxy Statement/Prospectus and the Form S-4 Registration Statement and any amendment or supplement thereto (and to review any comments of the SEC or its staff on the Proxy Statement/Prospectus, the Form S-4 Registration Statement or any amendment or supplement thereto), and shall consider in good faith all reasonable comments made by the other party, prior to the filing thereof. Each of Parent and the Company shall use their reasonable best efforts to: (i) cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus to comply with the applicable forms, rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to, and respond promptly to any comments of the SEC or its staff; and (iii) have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each party shall promptly furnish to the other party all information required or reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Form S-4 Registration Statement and the Proxy Statement/Prospectus. In addition, the Company shall use its reasonable best efforts to: (A) provide interim financial statements of the Acquired Companies (including footnotes) that are required by the Securities Act to be included in the Form S-4 Registration Statement that have been reviewed by the Company’s independent registered public accounting firm; (B) provide management’s discussion and analysis of interim and annual consolidated financial statements; (C) cause the Company’s independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements of the Company included in the Form S-4 Registration Statement; (D) provide information necessary to prepare selected financial data with respect to the Company as required by the Securities Act; and (E) provide information concerning the Company necessary to enable Parent and the Company to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit Parent to prepare the Form S-4 Registration Statement.

(b)    If the Company or Parent becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus, then such party shall: (i) promptly inform the other party thereof; (ii) provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) if mailing is appropriate, cooperate in mailing such amendment or supplement to the stockholders of the Company.

(c)    Prior to the Effective Time, Parent and the Company shall use their respective reasonable best efforts to take all other action required to be taken under the Securities Act (and the rules and regulations of the SEC promulgated thereunder), the Exchange Act (and the rules and regulations of the SEC promulgated thereunder) or under any applicable state securities or “blue sky” laws (and the rules and regulations promulgated thereunder) in connection with the issuance, exchange and listing of Parent

Common Stock to be issued in the Merger, except that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.

5.2    Company Stockholders’ Meeting.

(a)    The Company: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) to vote on a proposal to adopt this Agreement as promptly as reasonably practicable after the date of this Agreement (but in no event later than 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act); (ii) shall submit such proposal to such holders at the Company Stockholders’ Meeting and, unless the Company’s board of directors has made a change in the Company Board Recommendation in compliance with Section 5.2(e), shall use its reasonable best efforts to solicit proxies in favor of such proposal from such holders before the Company Stockholders’ Meeting; and (iii) shall not submit any other proposal to such holders at the Company Stockholders’ Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Stockholders’ Meeting) without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. The Company shall provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last seven days prior to the Company Stockholders’ Meeting).

(b)    Notwithstanding anything to the contrary contained in this Agreement: (i) the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent, other than (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that is required by applicable Legal Requirements is properly disclosed to the Company’s stockholders or (B) to the extent necessary to obtain a quorum if, as of the time at which the Company Stockholders’ Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders’ Meeting; (ii) the Company (A) may postpone or adjourn the Company Stockholders’ Meeting up to three times for up to 10 days each time and (B) shall postpone or adjourn the Company Stockholders’ Meeting up to three times for up to 10 days each time if Parent requests such postponement or adjournment, in each case, in order to permit the solicitation of additional proxies in favor of the adoption of this Agreement; and (iii) the Company may postpone or adjourn the Company Stockholders’ Meeting to the extent necessary to allow the notice and negotiation periods contemplated by Section 5.2(e) to be completed, plus one Business Day. Subject to Section 5.2(e), the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable.

(c)    Subject to Section 5.2(e), the Proxy Statement/Prospectus shall include a statement to the effect that the Company’s board of directors unanimously: (i) determined that this Agreement and the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the Contemplated Transactions, including the Merger, in accordance with the requirements of the DGCL; and (iii) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the unanimous determination described in clause “(i)” above and the unanimous recommendation described in clause “(iii)” above being collectively referred to as the “Company Board Recommendation”). The Company shall use its reasonable best efforts to ensure that the Proxy Statement/Prospectus includes the opinion of Qatalyst referred to in Section 2.24.

(d)    Except as provided in Section 5.2(e), neither the Company’s board of directors nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent, or permit the withdrawal or modification in a manner adverse to Parent of, the Company Board Recommendation (it being understood and agreed that the Company Board Recommendation will be deemed to have been modified by the Company’s board of directors in a manner adverse to Parent if the Company Board Recommendation is no longer unanimous); (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Acquired Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract relating to, or that contemplates or would reasonably be expected to result in, an Acquisition Transaction, other than a confidentiality agreement described in clause “(iv)(B)” of Section 4.3(b); or (iv) resolve, agree or publicly propose, or permit any Acquired Company or any Representative of any Acquired Company to agree or publicly propose, to take any of the actions referred to in this Section 5.2(d).

(e)    Notwithstanding anything to the contrary contained in Section 5.2(d), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote:

(i)    the Company’s board of directors may withdraw or modify the Company Board Recommendation and/or cause the Company to terminate this Agreement in accordance with Section 7.1(g) if: (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company after the date of this Agreement and is not withdrawn; (B) such Acquisition Proposal did not result from a breach of any of the provisions of Section 4.3 or this Section 5.2 in any material respect; (C) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (D) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to withdraw or modify the Company Board Recommendation or the failure to terminate this Agreement pursuant to Section 7.1(g) would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Delaware law; (E) no less than 120 hours prior to withdrawing or modifying the Company Board Recommendation, the Company’s board of directors delivers to Parent a written notice (a “Recommendation Change Notice”) (1) stating that the Company has received a Superior Offer that did not result from a breach of any of the provisions of Section 4.3, this Section 5.2 in any material respect, (2) stating that the Company’s board of directors intends to withdraw or modify the Company Board Recommendation (and describing any intended modification of the Company Board Recommendation) and/or intends to terminate this Agreement pursuant to Section 7.1(g) in order to accept such Superior Offer, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer; (F) for 120 hours after receipt by Parent of such Recommendation Change Notice, the Company’s board of directors has not withdrawn or modified the Company Board Recommendation and the Company has not attempted to terminate this Agreement pursuant to Section 7.1(g); (G) throughout such 120-hour period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation or the failure to terminate this Agreement pursuant to Section 7.1(g) in order to accept such Superior Offer would not be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Delaware law; and (H) at the time of withdrawal or modification of the Company Board Recommendation, the Company’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation or the failure to terminate this Agreement pursuant to Section 7.1(g) in order to accept such Superior Offer would be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Superior Offer; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(G)” above or otherwise; or

(ii)    the Company’s board of directors may withdraw or modify the Company Board Recommendation if: (A) there shall arise after the date of this Agreement an event, development or change in circumstances that relates to and is material to the Acquired Companies, taken as a whole (but does not relate to (x) any Acquisition Proposal or (y) changes in the stock price or trading volume of Parent Common Stock or any other securities of any Parent Entity, any change in credit rating of any Parent Entity or the failure of Parent to meet internal or securities analysts’ published projections of earnings or revenues) and that was not known and was not reasonably foreseeable by the Company’s board of directors on the date of this Agreement (or if known, the material consequences of which were not known, and were not reasonably foreseeable by the Company’s board of directors as of the date of this Agreement), which event, development or change in circumstances, or any material consequence thereof, becomes known to the Company’s board of directors prior to the adoption of this Agreement by the Required Company Stockholder Vote (any such event, development or change in circumstances being referred to as a “Change in Circumstances”); (B) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to withdraw or modify the Company Board Recommendation would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Delaware law; (C) no less than 120 hours prior to withdrawing or modifying the Company Board Recommendation, the Company’s board of directors delivers to Parent a written notice (1) stating that a Change in Circumstances has arisen, (2) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation and (3) containing a reasonably detailed description of such Change in Circumstances; (D) throughout such 120-hour period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation would not be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances; and (E) at the time of withdrawing or modifying the Company Board Recommendation, the Company’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation would be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(D)” above or otherwise.

For purposes of clause “(i)” of this Section 5.2(e), any change in the form or amount of the consideration payable in connection with a Superior Offer, and any other material change to any of the terms of a Superior Offer, will be deemed to be a new Superior Offer, requiring a new Recommendation Change Notice and a new advance notice period, except that the advance notice period applicable to any such change to a Superior Offer pursuant to clause “(i)(E)” of this Section 5.2(e) shall be 72 hours rather than 120 hours. The Company shall ensure that any withdrawal or modification of the Company Board Recommendation does not have the effect of causing any Takeover Statute of the State of Delaware or any other state to be applicable to this Agreement or any of the Contemplated Transactions.

(f)     Nothing contained in this Section 5.2 shall prohibit the Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to its stockholders if the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Delaware law; provided, however, that this Section 5.2(f) shall not be deemed to permit the Company’s board of directors to withdraw the Company Board Recommendation or to modify the Company Board Recommendation in a manner adverse to Parent or take any of the actions referred to in clause “(ii)” or clause “(iv)” of Section 5.2(d) except, in the case of a withdrawal or modification of the Company Board Recommendation, to the extent permitted by Section 5.2(e) (it being understood and agreed that any disclosure of the type described in this Section 5.2(f), other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a withdrawal of the Company Board Recommendation or a modification of the Company Board Recommendation in a manner adverse to Parent unless the Company’s board of directors publicly and unanimously reaffirms the Company Board Recommendation in such disclosure).

(g)    Notwithstanding anything to the contrary contained in this Agreement, none of the following actions shall be deemed to constitute a withdrawal or modification of the Company Board Recommendation: (i) the determination, in and of itself, by the Company’s board of directors that an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer; (ii) the delivery, in and of itself, of a Recommendation Change Notice to Parent pursuant to clause “(E)” of Section 5.2(e)(i); (iii) the delivery, in and of itself, of a written notice to Parent pursuant to clause “(C)” of Section 5.2(e)(ii); (iv) the public disclosure, in and of itself, of any action described in clause “(i),” “(ii)” or “(iii)” above if such disclosure is required by applicable Legal Requirements, so long as any such disclosure (A) includes an express reaffirmation of the Company Board Recommendation without any amendment, withdrawal, alteration, modification or qualification thereof and (B) does not include any statement that constitutes, and does not otherwise constitute, a withdrawal of the Company Board Recommendation or a modification of the Company Board Recommendation in a manner adverse to Parent; or (v) the making, in and of itself, of a customary “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(h)    Subject to the Company’s right to terminate this Agreement in accordance with Section 7.1(g), the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, by any Change in Circumstances or by any withdrawal or modification of the Company Board Recommendation. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is terminated in accordance with Section 7.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders.

5.3    Treatment of Company Equity Awards.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each In-the-Money Option that is vested or unvested and held by a Person who, as of immediately prior to the Effective Time, is no longer an employee or other service provider to the Acquired Companies (each, a “Specified Option”) will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld) an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Specified Option, multiplied by (ii) the excess of (A) the Equity Award Cash Consideration Amount over (B) the per share exercise price for the Company Common Stock subject to such Specified Option. Following the Effective Time, any such canceled Specified Option shall entitle the former holder of such Specified Option only to the payment described in this Section 5.3(a), which shall be made by the Surviving Corporation within 10 Business Days after the Effective Time.

(b)    At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Company Option (other than (x) a Specified Option or (y) an Out-of-the-Money Option held by a Person who, as of immediately prior to the Effective Time, is no longer an employee or other service provider to the Acquired Companies), whether vested or unvested, shall be assumed by Parent and converted into an option to purchase, on the same terms and conditions as were applicable under such Company Option, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option, multiplied by (ii) the Conversion Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for the Company Common Stock subject to such Company Option, by (B) the Conversion Ratio (each such assumed Company Option, as so adjusted, a “Converted Option”); provided, however, that, following the Effective Time, all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent. The assumption and conversion of Converted Options contemplated by this Section 5.3(b) shall in each case be effected in a manner intended to comply with Section 409A of the Code.

(c)    At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Out-of-the-Money Option held by a Person who, as of immediately prior to the Effective Time, is no longer an employee or other service provider to the Acquired Companies shall be canceled and extinguished for no consideration.

(d)    At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Company RSU that is outstanding and unvested immediately prior to the Effective Time and that is not a Specified RSU shall be converted into that number of Parent RSUs, rounded to the nearest whole share, equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU (and, for Company PSUs, such number of shares of Company Common Stock shall be based on the attainment of the applicable performance metrics at the (x) actual level of performance for performance periods that lapsed in the ordinary course prior to the Effective Time or (y) for each other Company PSU, greater of the target or actual level of performance, as determined by the Company’s board of directors or a committee thereof immediately prior to the Effective Time), including any accrued but unpaid dividend equivalents thereon, multiplied by (ii) the Conversion Ratio (each such assumed Company RSU, as so adjusted, a “Converted RSU”). Any Converted RSU issued pursuant to this Section 5.3(d) shall be subject to the same terms and conditions as were applicable to such Company RSU prior to the Effective Time; provided, however, that (A) all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent and (B) to the extent that such Company RSU is a Company PSU, the performance metrics applicable to such Company PSU shall not apply from and after the Effective Time.

(e)    At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Specified RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld) (x) the Merger Consideration in accordance with Section 1.5(a)(iii) on the same terms and conditions as outstanding shares of Company Common Stock and (y) an amount in cash equal to any accrued but unpaid dividend equivalents with respect to each Specified RSU; provided, however, that the number of shares of Company Common Stock subject to those Specified RSUs that are Company PSUs shall be determined based on the attainment of applicable performance metrics at the (x) actual level of performance for performance periods that lapsed in the ordinary course prior to the Effective Time or (y) for each other such Company PSU, greater of the target or actual level of performance, as determined by the Company’s board of directors or a committee thereof immediately prior to the Effective Time. The Merger Consideration payable pursuant to this Section 5.3(e) shall be made by the Surviving Corporation within 10 Business Days after the Effective Time; provided, that, to the extent that any payment within such time or on such date would trigger a Tax or penalty under Section 409A, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty; provided, further, that notwithstanding the foregoing, with respect to any Specified RSU granted to a non-employee member of the Company’s board of directors that constitutes nonqualified deferred compensation subject to Section 409A and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A. The aggregate amount required to be withheld in respect of Taxes in respect of the Merger Consideration payable in respect of Specified RSUs pursuant to this Section 5.3(e) shall be applied first to reduce the aggregate Merger Consideration payable in shares of Parent Common Stock and then, only if and to the extent that such withholding amount exceeds such stock portion, to reduce the portion of the Merger Consideration that is payable in cash (if any). The number of shares of Parent Common Stock to be withheld shall be determined based on the closing price of a share of Parent Common Stock on the Closing Date.

(f)    If requested by Parent in writing prior to the Effective Time, any shares of Company Common Stock that remain available for issuance pursuant to any Company Equity Plans as of the Effective Time (or any portion thereof requested by Parent) (the “Residual Shares”) shall be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the Conversion Ratio (such shares of Parent Common Stock, the “Assumed Shares”).

(g)    Prior to the Effective Time, each of Parent and the Company shall take all actions reasonably necessary to effectuate the provisions set forth in this Section 5.3; provided, however, that no such action taken shall be required to be irrevocable until immediately prior to the Effective Time. As soon as reasonably practicable, but in no event later than five (5) Business Days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock issuable with respect to Converted Options and Converted RSUs, in each case that are eligible to be registered on Form S-8, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Options and Converted RSUs assumed in accordance with this Agreement remain outstanding. The Company shall assist Parent in the preparation of such registration statement and provide Parent with all information reasonably requested by Parent for such preparation.

5.4    Treatment of Company ESPP. As soon as practicable after the date of this Agreement, the Company shall take all action that may be necessary to provide that: (a) no new offering period (or similar period during which shares may be purchased) shall commence under the Company ESPP following the date of this Agreement; (b) participants in the Company ESPP as of the date of this Agreement may not increase their payroll deductions under the Company ESPP from those in effect on the date of this Agreement; and (c) no new participants may commence participation in the Company ESPP following the date of this Agreement. Prior to the Effective Time, the Company shall take such action as may be necessary to: (i) cause any offering period (or similar period during which shares may be purchased) in progress as of the date of this Agreement to be the final offering period under the Company ESPP and to be terminated no later than five Business Days prior to the date on which the Effective Time occurs; (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause each participant’s then-outstanding share purchase right under the Company ESPP (the “Company ESPP Rights”) to be exercised as of no later than two Business Days prior to the date on which the Effective Time occurs (such date, the “Final Exercise Date”); and (iv) terminate the Company ESPP as of, and subject to the occurrence of, the Effective Time. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP (as amended pursuant to this Section 5.4), and each share purchased thereunder immediately prior to the Effective Time will be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 1.5(a)(iii), subject to withholding of any applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 5.4), be refunded to such participant as promptly as practicable following the Final Exercise Date (without interest). No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the Company ESPP in accordance with the terms of the Company ESPP.

5.5    Employee Benefits and Employee Matters.

(a)    Subject, and in addition, to the requirements imposed by applicable Legal Requirements, during the period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date (the “Continuation Period”), Parent, the Surviving Corporation, or their respective Affiliates shall provide each Continuing Employee with (i) total target cash compensation (to be defined as base salary or annualized base wage rate, plus target annual cash incentive opportunity) to each Continuing Employee that is no less than the total target cash compensation provided to such Continuing Employee immediately prior to the Closing, and (ii) retirement and health and welfare benefits that are substantially similar in the aggregate to those provided to similarly situated employees of Parent.

(b)    During the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Affiliates to provide, severance payments and benefits to each Continuing Employee whose employment is terminated during such period that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the Acquired Companies (as listed on Part 2.16(f) of the Company Disclosure Schedule, or otherwise as permitted pursuant to Part 4.2(b)(xi) of the Company Disclosure Schedule).

(c)    As of the Closing Date, Parent, the Surviving Corporation, or one of their respective Affiliates will use commercially reasonable efforts to provide to each Continuing Employee under each employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation, or one of their Affiliates in which such Continuing Employees may be eligible to participate after the Closing Date (the “Post-Closing Plans”), credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual under a defined benefit pension plan) for full or partial years of service with the Surviving Corporation or any of its Subsidiaries performed at any time prior to the Closing Date to the extent such service was taken into account under the analogous Company Plan immediately prior to the Closing Date; provided, however, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any such Continuing Employee.

(d)    For purposes of each Post-Closing Plan providing medical, dental, prescription drug and/or vision benefits to any Continuing Employee, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, use commercially reasonable efforts to cause (i) all pre-existing condition exclusions, evidence of insurability requirements, actively-at-work requirements, and waiting periods for such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous Company Plan immediately prior to the Closing Date, and to the extent consistent with the governing terms of the Post-Closing Plan and (ii) such Continuing Employees to be given credit under such Post-Closing Plans for co-payments made, and deductibles satisfied, prior to the Closing Date for the year in which the Closing Date occurs.

(e)    Except for Indemnified Persons (to the extent of their rights pursuant to Section 5.6), no Company Associate shall be deemed to be a third-party beneficiary of this Agreement. Nothing in this Section 5.5 shall limit the effect of Section 8.8.

(f)    Unless otherwise requested by Parent in writing at least five Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions that may be reasonably necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent), effective no later than the day prior to the Closing Date. In such event, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall use commercially reasonable efforts to take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries (each, a “Parent 401(k) Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash or notes (representing plan loans from the Company 401(k) Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company 401(k) Plan to the corresponding Parent 401(k) Plan. If the Company 401(k) Plan is terminated as described herein, the Continuing Employees shall be eligible to participate in a Parent 401(k) Plan as soon as reasonably practicable on or following the Closing Date. If the distributions of assets from the trust of any Company 401(k) Plan that is terminated pursuant to this Section 5.5(f) are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Company 401(k) Plan or upon the Company or any participating employer, then the Company shall estimate in good faith the amount of such charges or other fees and provide its estimate of that amount in writing to Parent at least three Business Days prior to the Closing Date.

(g)    To the extent any employee, union, works council or other employee representative information, notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company and Parent shall cooperate in good faith to ensure that such information, notification or consultation requirements are complied with in all material respects prior to the Effective Time. Prior to making any broad-based notices or communications to any employees of the Acquired Companies, the parties shall provide, and shall cause their respective Subsidiaries and Representatives to provide, all broad-based employee notices or communication materials (including website postings) that are intended to be provided to the employees of the Acquired Companies and that relate to their terms or conditions of employment, including compensation or benefits matters following the Closing (the “Employee Communications”) to other party for its prior review and the reviewing party shall have the right to provide timely and reasonable comments to any such notices or communications, which will be considered in good faith. The foregoing shall not apply to any Employee Communications to the extent the substance of statements contained therein are consistent in all material respects with previous Employee Communications made by the Company or Parent after prior review by the other party.

5.6    Indemnification of Officers and Directors.

(a)    From the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to exculpate, indemnify and hold harmless (and shall also cause the Surviving Corporation to advance expenses as incurred), (i) to the fullest extent permitted under applicable law, and (ii) in accordance with any indemnification agreements with any Acquired Company in effect on the date of this Agreement, each present and former director and officer of any Acquired Company (collectively, the “Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Persons’ service as a director or officer of any Acquired Company or services performed by such Persons at the request of any Acquired Company at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including with respect to (A) the Merger and the other Contemplated Transactions and (B) actions to enforce this Section 5.6.

(b)    All rights to indemnification, exculpation and advancement and reimbursement of expenses by any Acquired Company existing in favor of the Indemnified Persons for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in the Company’s or the applicable Acquired Company’s certificate of incorporation, bylaws or other similar organizational documents (as in effect as of the date of this Agreement) and as provided in those indemnification agreements between an Acquired Company and such Indemnified Persons (as in effect as of the date of this Agreement), will survive the Merger and continue in full force and effect (to the extent such rights to indemnification are available under and consistent with applicable law) for a period of six years following the date on which the Merger becomes effective, and the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Acquired Companies in respect of such rights of indemnification, exculpation and advancement and reimbursement of expenses. Notwithstanding anything to the contrary, if any Indemnified Person notifies Parent on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Indemnified Person intends to seek indemnification pursuant to this Section 5.6, the provisions of this Section 5.6 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(c)    From the date on which the Effective Time occurs until the sixth anniversary of such date, Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form Made Available to Parent (the “Existing D&O Policy”), except that: (i) Parent may substitute for the Existing D&O Policy a policy or policies of substantially comparable coverage, and in any event, coverage not less favorable in the aggregate than the existing policies of the Acquired Companies; and (ii) Parent will not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 300% of the most recent annual premium paid prior to the date of this Agreement for the Existing D&O Policy (the “Maximum Premium”). If any future annual premiums for the Existing D&O Policy (or any substitute policy therefor) exceed the Maximum Premium in the aggregate, then Parent may reduce the amount of coverage of such Existing D&O Policy (or any substitute policy therefor) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Parent shall cause the Surviving Corporation or, prior to the Effective Time, the Company shall have the right to purchase a pre-paid, non-cancellable “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six (6) years from the Closing Date and otherwise on terms and conditions that are no less favorable than the terms and conditions of the Existing D&O Policy; provided, however, that the Surviving Corporation shall not be obligated to, and the Company shall not (without the prior written consent of Parent), expend an amount for such “tail” policy in excess of the Maximum Premium. If such “tail” policy is purchased, Parent shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 5.6(c).

(d)    The provisions of this Section 5.6 are intended to be for the benefit of, and will be enforceable by each of the Indemnified Persons, who are intended third-party beneficiaries of this Section 5.6 from and after the Effective Time.

(e)    In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume of the rights and obligations set forth in this Section 5.6.

5.7    Regulatory Approvals and Related Matters.

(a)    Each of Parent and the Company shall use its reasonable best efforts to file, as soon as practicable and advisable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing: (i) the Company and Parent shall: (A)(1) within 10 Business Days after the date of this Agreement, make an appropriate filing of a notification and report form pursuant to the HSR Act, (2) prepare, file and submit the notifications, reports and other documents (or, if appropriate, drafts of documents) required under any applicable foreign antitrust or competition laws or regulations in the jurisdictions set forth on Part 5.7(a) of the Parent Disclosure Schedule as soon as reasonably practicable and advisable and (3) promptly after the date of this Agreement, prepare, file and submit the notifications, reports and other documents required under (x) any applicable Foreign Investment Laws in the jurisdictions set forth on Part 5.7(a) of the Parent Disclosure Schedule and (y) the NISPOM Rule (including notification to the DCSA and, as required, any other cognizant security authority pursuant to the NISPOM Rule), in each case, in connection with the Merger and the other Contemplated Transactions; and (B) respond as promptly as practicable to (1) any inquiries or requests received from the FTC or the DOJ for additional information or documentation and (2) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust, foreign direct investment, security clearance or related matters; and (ii) except to the extent Parent determines otherwise: (A) the Company and Parent shall (1) promptly (and in any event within 10 Business Days) after a Requesting Authority asserts or attempts to assert jurisdiction over, or requests, requires or attempts to require a filing or submission relating to, the Merger or any of the other Contemplated Transactions, consult with one another in good faith to determine whether such filing is required and, if Parent determines such filing is required to consummate the Merger or any of the other Contemplated Transactions, file and submit (in accordance with each Legal Requirement that may be applicable or that such Requesting Authority asserts to be applicable) all notices, reports and other documents required or requested by such Requesting Authority to be filed or submitted, in each case, promptly after Parent makes such determination; and (2) respond as promptly as practicable to any inquiries or requests received from such Requesting Authority for additional information or documentation, and (B) if a filing or submission is made to any Requesting Authority in accordance with clause “(ii)(A)(1)” above, any Governmental Authorization or other Consent asserted to be required under any Legal Requirement administered by or otherwise relating to the authority or responsibility of such Requesting Authority shall be (1) deemed to be included on Part 5.7(a) of the Parent Disclosure Schedule and (2) be deemed required to be obtained in connection with the Merger for purposes of Section 5.7(e).

(b)    Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) or submissions pursuant to (and to otherwise comply with its obligations set forth in) Section 5.7(a); provided, however, that, notwithstanding anything to the contrary contained in this Section 5.7, each of Parent and the Company may reasonably designate material provided to the other party pursuant to this Section 5.7 as “outside counsel only” or “counsel only” (x) as necessary to comply with legal or contractual arrangements and/or (y) as necessary to address reasonable privilege, legal, confidentiality or competitive sensitivity concerns, and such materials and the information contained therein shall only be provided to the outside and in-house legal counsel and advisors of the receiving party to whom such materials or information is necessary to be provided and will not be disclosed by such counsel or advisors to others at the receiving party without the disclosing party’s express prior written consent. Notwithstanding anything to the contrary contained in this Section 5.7 or elsewhere in this Agreement, Parent shall, on behalf of itself, Merger Sub and the Company: (i) control, devise and implement the strategy and timing for seeking and securing any actions or Consents of any Governmental Body with respect to the Merger and the other Contemplated Transactions (taking into account in good faith any comments of the Company or its Representatives relating to such strategy), and coordinate any contacts with any Governmental Body (including any Requesting Authority); (ii) take the lead in all meetings, communications, discussions and negotiations with any Governmental Body (including any Requesting Authority) in connection with obtaining any such action or Consent; provided, however, that Parent shall not participate in any substantive meeting, communication, discussion or negotiation with any Governmental Body (including any Requesting Authority) in connection with this Agreement and the Merger unless Parent gives the Company prior notice of, consults with the Company in good faith in advance of, and, to the extent not prohibited by such Governmental Body, gives the Company the opportunity to attend and participate in, such meeting, communication, discussion or negotiation; and (iii) have the right in its sole discretion to commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under the HSR Act, any applicable foreign antitrust or competition laws or regulations or any applicable Foreign Investment Law (it being understood that Parent will consult with the Company in good faith prior to making any such commitment or agreement); provided, however, that Parent shall not withdraw its initial filing pursuant to the HSR Act or refile without the Company’s prior written con. Without limiting the foregoing, no Acquired Company shall, without the prior written consent of Parent, directly or indirectly (A) stay, toll or extend any waiting period under the HSR Act, any applicable foreign antitrust or competition law or regulation or any applicable Foreign Investment Law, (B) withdraw its initial filing pursuant to the HSR Act, any applicable foreign antitrust or competition law or regulation or any applicable Foreign Investment Law, as the case may be, or refile any of them, or (C) commit to or agree with any Governmental Body to delay or not to consummate the Merger or any of the other Contemplated Transactions.

(c)    Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to Section 5.7(b) and the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (i) consult with the other party in good faith prior to taking a position with respect to any filing or submission required by Section 5.7(a); (ii) provide the other party a reasonable opportunity to review, comment and discuss in advance, and consider in good faith the views of the other party in connection with, all written, substantive communications with a Governmental Body (including any Requesting Authority) in connection with any filing or submission required by Section 5.7(a) (including any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions or proposals) before making or submitting any such written communication to any Governmental Body on behalf of any party hereto in connection with any filing or submission required by Section 5.7(a) or any Legal Proceeding involving a Governmental Body with regulatory authority related to this Agreement or any of the Contemplated Transactions; (iii) coordinate with the other party in preparing and exchanging such information; and (iv) promptly provide the other party (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body in connection with any filing or submission required by Section 5.7(a); provided, however, that materials required to be provided pursuant to Section 5.7(b) and this Section 5.7(c) may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date of this Agreement and/or (C) as necessary to address reasonable privilege, legal, confidentiality or competitive sensitivity concerns.

(d)    Each of the Company and Parent shall notify the other party promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing or submission made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any judicial or administrative proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions (and shall keep the other party informed as to the status of any such proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing or submission made pursuant to this Agreement or any information required to comply with any Legal Requirement applicable to the Merger or any of the other Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing or submission made pursuant to Section 5.7(a), each of the Company and Parent shall (promptly upon learning of the occurrence of such event) inform the other party of the occurrence of such event and cooperate in filing with or submitting to the applicable Governmental Body such amendment or supplement.

(e)    Subject to Sections 5.7(b) and 5.7(f), each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions on a timely basis. Without limiting the generality of the foregoing, but subject to Sections 5.7(b) and 5.7(f), each of Parent and the Company shall use its reasonable best efforts to: (i) make all filings (if any), give all notices (if any) and provide all information (if any) required to be made, given or provided by such party in connection with the Merger or any of the other Contemplated Transactions; (ii) consult with such party’s employees to the extent required under any applicable Legal Requirement in connection with the Merger or any of the other Contemplated Transactions; and (iii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Sections 5.7(b) and 5.7(f), Parent’s obligations under clause “(iii)” of the immediately preceding sentence with respect to any Consents referred to in Section 6.1(d), Section 6.1(e) and Section 6.1(f) shall include, in each case, to the extent necessary to obtain the Consents referred to in Section 6.1(d), Section 6.1(e) and Section 6.1(f), (A) proposing, negotiating, committing to and effecting (by consent decree, hold separate order or otherwise) the sale, divestiture, disposition or license (or similar arrangement) of any of the businesses, product lines or assets of any Parent Entity or any Acquired Company (a “Divestiture Remedy”), in each case, that would not result in a Burdensome Condition and (B) proposing, negotiating, committing to and effecting (by consent decree, hold separate order or otherwise) any limitation on any Parent Entity’s freedom of action with respect to, and otherwise proposing, proffering and agreeing to any other requirement, obligation, condition, limitation or restriction on, any of the businesses, product lines or assets of any Parent Entity or any Acquired Company (a “Behavioral Remedy”), in each case, that would not result in a Burdensome Condition. In furtherance of the foregoing, to the extent necessary and practicable, Parent shall (x) negotiate in good faith with all applicable Governmental Bodies any Divestiture Remedy or Behavioral Remedy contemplated by the immediately preceding sentence in connection with obtaining any Consent referred to in Section 6.1(d), Section 6.1(e) or Section 6.1(f) prior to the initiation of a Regulatory Proceeding by any Governmental Body and (y) continue such negotiations in the event a Regulatory Proceeding is initiated. Each of the Company and Parent shall consult with the other party in good faith with respect to the matters contemplated by clauses “(i),” “(ii)” and “(iii)” above, and shall use reasonable best efforts to keep the other party apprised of the status of matters relating to the consummation of the Contemplated Transactions. At the request of Parent, the Company shall cause the divestiture, holding separate or taking of any other action with respect to any of the businesses, product lines or assets of the Acquired Companies (provided that any such action is conditioned upon the consummation of the Merger). If a Specified Governmental Body or a third party commences a judicial or administrative proceeding under any applicable antitrust or competition Legal Requirement or Foreign Investment Law challenging, or seeking to restrain or prohibit the consummation of, the Merger or any of the other Contemplated Transactions (any such judicial or administrative proceeding, a “Regulatory Proceeding”), (A) Parent and the Company shall use their respective reasonable best efforts to contest, defend and/or appeal such proceeding on the merits, (B) Parent shall be entitled to direct and control the defense and settlement of such proceeding and will consult with the Company in good faith in connection therewith, and (C) the Company shall cooperate with, and provide such assistance as may be reasonably requested by, Parent in connection with the defense and settlement of such Regulatory Proceeding.

(f)    Notwithstanding anything to the contrary contained in Section 5.7(e) or elsewhere in this Agreement: (i) no Parent Entity shall have any obligation under this Agreement to: (A) propose, negotiate, commit to or effect (by consent decree, hold separate order or otherwise) any Divestiture Remedy that would result in a Burdensome Condition (it being understood and agreed that, for the avoidance of doubt, Parent shall take the actions identified in Part 5.7(f) of the Parent Disclosure Schedule promptly after the date of this Agreement); (B) propose, negotiate, commit to or effect (by consent decree, hold separate order or otherwise), or otherwise propose, proffer or agree to, any Behavioral Remedy that would result in a Burdensome Condition; (C) initiate, or cause any other Parent Entity to initiate, any litigation or similar proceeding against a Governmental Body or third party to obtain any waiting period expiration or termination, Governmental Authorization or other Consent under the HSR Act, any applicable foreign antitrust or competition law or regulation, any applicable Foreign Investment Law or any similar Legal Requirement in connection with the Merger or any of the other Contemplated Transactions (it being understood and agreed that nothing in this clause “(C)” shall be deemed to limit Parent’s obligation to contest, defend and/or appeal Regulatory Proceedings in accordance with the last sentence of Section 5.7(e)); (D) except as contemplated by clause “(A)” or “(B)” above, amend or modify any of Parent’s or

Merger Sub’s rights or obligations under this Agreement; or (E) except as contemplated by clause “(A)” or “(B)” above, restructure or commit to restructure any of the Contemplated Transactions; (ii) none of the Acquired Companies shall, except with the prior written consent of Parent, agree, commit or propose, or encourage any Governmental Body, to take or request any of the actions described in clause “(i)(A)”, “(i)(B)”, “(i)(D)” or “(i)(E)” above; (iii) no Parent Entity shall be required to agree to, commit to or effect any action that is not conditioned upon the consummation of the Merger; and (iv) for purposes of determining whether any condition set forth in Section 6.1(d), Section 6.1(e) or Section 6.1(f) has been satisfied, a Governmental Authorization or Consent shall not be deemed to have been obtained if such Governmental Authorization or Consent includes, or requires any Parent Entity to be subject to, any term or condition that constitutes a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing).

5.8    Disclosure. Parent and the Company: (a) have agreed to the text of the joint press release and investor relations presentation announcing the signing of this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (i) each of Parent and the Company may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) previous press releases, public disclosures or public statements or announcements made jointly by the parties (or individually, if approved by the other party); (ii) Parent or the Company may, without the prior consent of the other party, issue any such press release or make any such public announcement or statement as may be required by a Legal Requirement or the Nasdaq Rules if it first notifies and consults with the other party prior to issuing any such press release or making any such public announcement or statement; (iii) the Company need not consult with (or obtain the consent of) Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal or any modification or withdrawal of the Company Board Recommendation in accordance with Section 5.2(e); and (iv) neither Parent nor the Company need consult with (or obtain the consent of) the other party in connection with any press release, public statement or filing in connection with any Legal Proceeding between Parent and the Company related to this Agreement or any of the Contemplated Transactions.

5.9    Resignation of Officers and Directors. Unless otherwise directed by Parent, the Company shall use reasonable best efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each individual who is an officer or director of any of the Acquired Companies, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Plan applicable to such individual’s status as an employee, officer or director of an Acquired Company).

5.10    Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements (including the Nasdaq Rules) to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.11    Parent Stock Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing (subject to official notice of issuance) on the Parent Stock Exchange at or prior to the Effective Time.

5.12    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all steps that may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the matters contemplated by Sections 5.3 and 5.4 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Legal Requirements.

5.13    Stockholder Litigation. The Company shall promptly (and in any event within two Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in the defense and settlement of, any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent; provided that Parent’s consent in this clause shall not be required if the settlement involves (i) solely (A) the payment of mooting fees in an aggregate amount that, together with all other amounts paid in settlements made pursuant to this proviso, does not to exceed the amount set forth on Part 5.13 of the Parent Disclosure Schedule and (B) supplemental disclosure (provided that Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any changes thereto proposed by Parent), (ii) no admission of wrongdoing or liability, (iii) no injunctive or similar relief, (iv) a complete and unconditional release by the named plaintiffs of all defendants in respect of all claims then pending relating to this Agreement, the Merger or the other Contemplated Transactions and (v) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement, the Merger or the other Contemplated Transactions. Parent shall promptly (and in any event within two Business Days) notify the Company in writing of, and shall give the Company the opportunity to participate in (but not control) the defense of, any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving Parent and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions.

5.14    Takeover Statutes and Rights. If any Takeover Statute is or may become applicable to this Agreement, the Merger or any of the other Contemplated Transactions, the Company and the board of directors of the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement, the Merger and the other Contemplated Transactions.

5.15    Financing.

(a)    Each of Parent and Merger Sub shall, and shall cause its respective Representatives to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on or prior to the Closing, on the terms and subject solely to the conditions (including, to the extent applicable, the “market flex” provisions) described in the Debt Commitment Letter (it being understood that, for purposes of this

Section 5.15, references to the Debt Commitment Letter shall be deemed to include any Fee Letter), including using its reasonable best efforts to: (i) maintain in full force and effect the Debt Commitment Letter in accordance with its terms, (ii) enter into and deliver definitive agreements with respect to the Debt Financing on the terms and subject solely to the conditions contemplated by the Debt Commitment Letter (the “Definitive Debt Financing Agreements”), (iii) satisfy (or obtain a waiver of) on a timely basis all conditions and comply with all obligations applicable to Parent, including with respect to the payment of any commitment, engagement or placement fees, in the Debt Commitment Letter and the Definitive Debt Financing Agreements, (iv) enforce all of its rights under the Debt Commitment Letter and the Definitive Debt Financing Agreements, (v) if required under the Debt Commitment Letter, enter into amendments to the Definitive Debt Financing Agreements with respect to the Debt Financing to give effect to any “market flex” provisions contained in any Debt Commitment Letter and (vi) consummate the Debt Financing no later than the Closing.

(b)    Parent shall not agree to any amendments, restatements, supplements or modifications to, obtain any replacement of, or waive any of its rights under, the Debt Commitment Letter or the Definitive Debt Financing Agreements, in whole or in part, without the prior written consent of the Company if any such amendment, restatement, supplement, replacement, modification or waiver of the Debt Commitment Letter or the Definitive Debt Financing Agreements shall: (i) impose new or additional conditions or otherwise amend, modify or expand any conditions to the Debt Financing that would make the funding thereof less likely to occur in any material respect, (ii) reduce the aggregate amount of the Debt Financing to less than the amount required, together with all other sources of cash or other financing sources available to Parent on the Closing Date, for the satisfaction of all of Parent’s payment obligations under this Agreement due at the Closing, including the payment of the Financing Uses, (iii) delay or prevent the Closing from occurring on the date that it would have otherwise occurred, (iv) make the receipt or funding of the Debt Financing less likely to occur (including, without limitation, by making any condition to the receipt or funding of the Debt Financing less likely to be satisfied) or (v) adversely impact the ability of Parent to (A) enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements or (B) cause the Merger to be timely consummated (it being understood that Parent may amend, restate, modify or supplement the Debt Commitment Letter or the Definitive Debt Financing Agreements to add lenders, lead arrangers, bookrunners, underwriters, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement, to provide for the assignment and reallocation to such entities of a portion of the debt financing commitments contained in the Debt Commitment Letter or the Definitive Debt Financing Agreements and to grant customary approval rights to such additional arrangers and other Entities in connection with such appointments as expressly set forth in the Debt Commitment Letter, in each case, without the Company’s consent).

(c)    In the event that all or any portion of the Debt Financing becomes or is expected to become, unavailable for any reason, in an amount sufficient, together with all other sources of cash available to Parent on the Closing Date, for the satisfaction of all of Parent’s payment obligations under this Agreement due on the Closing Date, including payment of the Financing Uses, Parent shall (i) notify the Company in writing thereof as promptly as practicable after obtaining knowledge thereof (and, in any event, within forty-eight (48) hours) and (ii) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to promptly arrange and obtain alternative financing (the “Alternative Financing”) (A) in an amount sufficient, together with all other sources of cash available to Parent on the Closing Date, for the satisfaction of all of Parent’s payment obligations under this Agreement due on the Closing Date, including payment of the Financing Uses and (B) subject to conditions precedent which would not reasonably be expected to materially delay or impair the likelihood of the Closing.

(d)    Upon (i) obtaining any commitment for any Alternative Financing or other financing or (ii) any amendment, restatement, supplement, replacement, modification or waiver of the Debt Commitment Letter, the debt financing commitments contemplated therein or any other term loan bank debt financing or Capital Markets Issuance funded in lieu thereof, in each case, as permitted by Section 5.15(b), references to the “Debt Financing,” “Financing Sources,” “Definitive Debt Financing Agreements” and “Debt Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, such amended, restated, supplemented, replaced, modified or waived Debt Commitment Letter or such other term loan bank debt financing or Capital Markets Issuance funded in lieu thereof and, in each case, the commitments thereunder, the agreements with respect thereto and the financial institutions participating therein for all purposes of this Agreement and each such term shall be construed accordingly.

(e)    Parent shall, and shall cause its Representatives to, keep the Company informed as promptly as practicable upon written request in reasonable detail of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent shall: (i) upon the Company’s written request, furnish the Company with executed copies of any amendments, restatements, supplements, replacements, modifications to or waivers of the Debt Commitment Letter, Alternative Financing or other financing permitted by Section 5.15(b) (with any Fee Letter redacted in a customary manner as described in Section 3.14(a)) promptly upon their execution; and (ii) give the Company prompt written notice (A) of any actual or threatened default or material breach (or any event that, with or without notice, lapse of time or both, would give rise to any default or material breach) under, or repudiation of, the Debt Commitment Letter or the Definitive Debt Financing Agreements by any Financing Source party thereto, in each case, of which Parent becomes aware, (B) of any termination of the Debt Commitment Letter, other than in accordance with its terms and (C) of the receipt of any written notice from any Person with respect to any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Definitive Debt Financing Agreement relating to the initial availability of the Debt Financing.

(f)    During the Pre-Closing Period, the Company shall, and shall ensure that each of the other Acquired Companies and its and their respective Representatives shall, use reasonable best efforts to provide to Parent all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing and any Capital Markets Issuance, including using reasonable best efforts to:

(i)    cause the appropriate senior officers of the Company to participate in a reasonable but limited number of lender or investor meetings, lender or investor presentations, roadshows, sessions with rating agencies and due diligence sessions, in each case, upon reasonable notice and at mutually agreeable dates and reasonable times;

(ii)    provide reasonable and customary assistance with the preparation of customary rating agency presentations, road show materials, customary bank information memoranda, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents customarily required (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC), in connection with obtaining any Debt Financing or consummating any Capital Markets Issuance, in each case, solely with respect to customary information relating to the Company and the other Acquired Companies (which assistance may include, providing customary authorization and representation letters; provided that such authorization and representation letters (or the underlying documents to which they pertain) shall exculpate the Company, the other Acquired Companies and its and their respective Representatives with respect to any liability related to the use or misuse of information contained therein or other marketing materials related thereto);

(iii)    (A) obtain customary payoff letters (in form and substance reasonably acceptable to Parent) at or prior to Closing and such other documents reasonably requested by Parent or the Financing Sources relating to the termination of the obligations under the Credit Agreement and the payment of the Credit Agreement Payoff Amount or any other material indebtedness for borrowed money incurred by the Company and, the release of any related liens (if any), (B) provide all documentation and other information reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to any of the Acquired Companies, in each case as reasonably requested by Parent at least 10 Business Days prior to the Closing Date and (C) assist with the replacement, backstopping or rollover of any letter of credit;

(iv)    furnish Parent, following Parent’s reasonable request, with all customary financial information (to the extent reasonably available to the Company) relating to the Company and the other Acquired Companies required to be delivered pursuant to paragraph 6 of Exhibit B of the Debt Commitment Letter or to the extent required to consummate any Debt Financing (including any loan syndication contemplated by the Debt Commitment Letter) or Capital Markets Issuance, and provide any assistance that is reasonably necessary to permit Parent to prepare the pro forma financial statements required to be delivered pursuant to paragraph 6 of Exhibit B to the extent required to consummate any Debt Financing or any Capital Markets Issuance (it being understood that Parent, and not the Company, the other Acquired Companies or any of their respective Subsidiaries, Affiliates or Representatives, is responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments), provided that the public filing of any required financial statements or other public information filed with the SEC shall constitute delivery of such financial statements or other public information;

(v)    cause its independent auditors to participate in drafting sessions and accounting due diligence sessions and cooperate with any Debt Financing and Capital Markets Issuance consistent with their customary practice, including requesting that they provide customary comfort letters (including “negative assurance” comfort) and customary consents or authorization letters to the inclusion of the Company’s auditor reports, in each case, to the extent required in connection with the marketing and syndication of any Debt Financing or as are customarily required in an underwritten Capital Markets Issuance; and

(vi)    assist with the preparation and enter into (as of the Closing) Definitive Debt Financing Agreements (including review of any disclosure schedules related thereto for completeness and accuracy) or the amendment of any Acquired Company’s currency or interest hedging agreements or other agreements.

(g)    The Company hereby consents to the use of its and each of the other Acquired Companies’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company, any of the other Acquired Companies or any of their respective Subsidiaries or the reputation or goodwill of the Company, any of the other Acquired Companies or any of their respective Subsidiaries. Parent shall, promptly upon request by the Company (and, in any event, within thirty (30) days), reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company in order to comply with its obligations under Section 5.15(f). Parent shall indemnify, defend, and hold harmless the Company, each of the other Acquired Companies, each of their respective Subsidiaries and each of their respective Representatives from, against and in respect of any and all claims, debts, losses, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of actions, obligations, accounts and liabilities resulting from, or that exist or arise due to, the activities of Parent and its Representatives under Section 5.15(f), except to the extent such claims, debts, losses, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of actions, obligations, accounts and liabilities result from (i) the gross negligence or willful misconduct of such indemnified Persons or (ii) historical information provided by or on behalf of the Company, any of the other Acquired Companies or any of their respective Subsidiaries.

(h)    Notwithstanding anything to the contrary in this Agreement, the assistance contemplated in Section 5.15(f) shall not (i) unreasonably interfere with the normal operations of the Company, the other Acquired Companies or any of their respective Subsidiaries, (ii) require the Company, the other Acquired Companies or any of their respective Subsidiaries to waive or amend any terms of this Agreement, (iii) require the Company, the other Acquired Companies or any of their respective Subsidiaries to take any action that will conflict with or violate any of its organizational documents, any applicable law or fiduciary duty, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract or permit to which the Company, the other Acquired Companies or any of their respective Subsidiaries is a party, (iv) require the Company, the other Acquired Companies or any of their respective Subsidiaries to make any representations, warranties or certifications, (v) require the Company, the other Acquired Companies or any of their respective Subsidiaries to prepare any financial statements (other than as currently prepared in the ordinary course of business), (vi) require the Company, the other Acquired Companies or any of their respective Subsidiaries to execute any Contract prior to the Closing that is not expressly conditioned upon the occurrence of the Closing Date (other than customary authorization and representation letters contemplated in Section 5.15(f) (to the extent included in a customary bank information memorandum)) (and, in each case, only by their respective directors, officers, managers or other Persons holding similar positions at the Company, the other Acquired Companies or any of their respective Subsidiaries who are expected to continue to hold such positions following the Closing), (vii) require the Company, the other Acquired Companies or any of their respective Subsidiaries to enter into any agreement or commitment in connection with the Debt Financing that is effective prior to the Closing, (viii) result in any employee, officer or director of the Company, the other Acquired Companies or any of their respective Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing, (ix) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege, or violate any of the confidentiality provisions of any confidentiality agreement, of the Company, the other Acquired Companies or any of their respective Subsidiaries, (x) require the Company, the other Acquired Companies or any of their respective Subsidiaries to change any fiscal period, (xi) require the Company, the other Acquired Companies or any of their respective Subsidiaries to authorize any corporate action with respect to the Debt Financing prior to the Closing Date, except for such corporate action that is conditioned on the occurrence of the Closing Date (and only by their respective directors, managers or other Persons holding similar positions at the Company, the other Acquired Companies or any of their respective Subsidiaries who are expected to continue to hold such positions following the Closing), (xii) require the Company, the other Acquired Companies, any of their respective Subsidiaries or any of their respective Representatives to provide any legal opinion or other opinion of counsel, (xiii) require the Company, the other Acquired Companies or any of their respective Subsidiaries to cause or permit any liens to be placed on any of its assets in connection with the Debt Financing prior to the Closing Date or (xiv) require the Company, the other Acquired Companies or any of their respective Subsidiaries to deliver or cause the delivery of any certificate as to solvency or any other certificate in connection with the Debt Financing or any Alternative Financing, in each case that would be effective prior to the Closing.

(i)    Notwithstanding anything in this Agreement to the contrary, none of the Company, the other Acquired Companies or any of their respective Subsidiaries or Representatives shall be required to pay any commitment or other fee or payment or incur any liability or obligation in connection with the Debt Financing prior to the Closing Date. Nothing in Section 5.15(f) shall require such cooperation to the extent it would (i) cause any condition to Closing set forth in Section 6 of this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement or (ii) require the Company, the other Acquired Companies or any of their respective Subsidiaries to take any action that would conflict with or violate any applicable law.

(j)    Notwithstanding anything to the contrary in this Agreement, the Company shall not be deemed to have breached its obligations under Section 5.15(f) unless (i) the Company, any other Acquired Company or any of its or their respective Representatives committed a knowing and intentional breach of Section 5.15(f), (ii) Parent provided written notice to the Company of such breach and a period of 10 days for such breach to be cured, (iii) such breach has not been cured by the end of such 10-day period and (iv) the Debt Financing has not been obtained as a result of such breach.

(k)    Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Debt Financing, any Alternative Financing or any other financing.

Section 6.    CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

6.1    Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by written agreement of Parent and the Company), at or prior to the Closing of each of the following conditions:

(a)    The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or be threatened in writing by the SEC with respect to the Form S-4 Registration Statement that have not been withdrawn.

(b)    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the Parent Stock Exchange.

(c)    This Agreement shall have been duly adopted at the Company Stockholders’ Meeting by the Required Company Stockholder Vote.

(d)    The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated, and any period of time (and any extension thereof) agreed to with a Governmental Body in the United States not to consummate the Merger shall have expired or been terminated.

(e)    Any waiting period (and any extension thereof) applicable to the consummation of the Merger under any applicable foreign antitrust law or regulation in each jurisdiction identified in Part 5.7(a) of the Parent Disclosure Schedule shall have expired or otherwise been terminated, and any period of time (and any extension thereof) agreed to with a Governmental Body in any jurisdiction identified in Part 5.7(a) of the Parent Disclosure Schedule not to consummate the Merger shall have expired or been terminated.

(f)    Any Governmental Authorization or other Consent required under any applicable foreign antitrust law or regulation or Foreign Investment Law in connection with the Merger in each jurisdiction identified on Part 5.7(a) of the Parent Disclosure Schedule shall have been obtained and shall be in full force and effect.

(g)    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body in any jurisdiction identified in Part 5.7(a) of the Parent Disclosure Schedule and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Governmental Body in any jurisdiction identified in Part 5.7(a) of the Parent Disclosure Schedule that makes consummation of the Merger illegal.

6.2    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of the Company: (i) contained in this Agreement, other than the Specified Representations, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except to the extent that any inaccuracies in such representations and warranties (at any such time) do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company; (ii) contained in Sections 2.20, 2.21, 2.22, 2.24 and 2.25 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); (iii) contained in Section 2.3(a), the first sentence of Section 2.3(b) and Section 2.3(d) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except, that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis will be disregarded; and (iv) contained in clause “(a)” of Section 2.5 shall have been accurate in all respects of the date of this Agreement; provided, however, that (x) in the case of each of clauses “(i)” and “(ii)”, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties (other than dollar thresholds) shall be disregarded, and (y) in the case of each of clauses “(i)”, “(ii)”, “(iii)” and “(iv)”, that any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution and delivery of this Agreement shall be disregarded.

(b)    The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)    Parent shall have received a certificate executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.2(a) and 6.2(b) have been duly satisfied.

(d)    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company that is continuing.

6.3    Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction (or waiver by Company), at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of Parent: (i) contained in this Agreement, other than the Designated Representations, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except to the extent that any inaccuracies in such representations and warranties (at any such time) do not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent; (ii) contained in Section 3.9 and 3.11, shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); (iii) contained in Sections 3.2(a), 3.2(b) and 3.2(d) shall be accurate as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis will be disregarded; and (iv) contained in clause “(a)” of Section 3.4 shall have been accurate in all respects of the date of this Agreement; provided, however, that (x) in the case of each of clauses “(i)” and “(ii)”, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties (other than dollar thresholds) shall be disregarded, and (y) in the case of each of clauses “(i)”, “(ii)” and “(iii)”, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution and delivery of this Agreement shall be disregarded.

(b)    The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)    The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Sections 6.3(a) and 6.3(b) have been duly satisfied.

(d)    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent that is continuing.

Section 7.    TERMINATION

7.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote) by written notice of the terminating party to the other parties:

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. (California time) on January 15, 2025 (the “End Date”); provided, however, that: (i) if, at 11:59 p.m. (California time) on January 15, 2025, any of the conditions set forth in Section 6.1(d), Section 6.1(e), Section 6.1(f) or Section 6.1(g) has not been satisfied or waived, then the End Date shall be automatically extended, without any further action on the part of any party hereto, to July 15, 2025; (ii) if, on July 15, 2025, any of the conditions set forth in Section 6.1(d), Section 6.1(e), Section 6.1(f) or Section 6.1(g) has not been satisfied or waived, then either Parent or the Company may, by providing written notice thereof to the other party at or prior to 11:59 p.m. (California time) on July 15, 2025, extend the End Date to January 15, 2026; and (iii) a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time in breach of such party’s obligations hereunder;

(c)    by either Parent or the Company if: (i) a Governmental Body in any jurisdiction identified in Part 5.7(a) of the Parent Disclosure Schedule shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any applicable Legal Requirement enacted, enforced or deemed applicable to the Merger by any Governmental Body in any jurisdiction identified in Part 5.7(a) of the Parent Disclosure Schedule that would make consummation of the Merger illegal;

(d)    by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;

(e)    by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

(f)    by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that any of the conditions set forth in Section 6.2 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, (A) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations or warranties (other than dollar thresholds) shall be disregarded, and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution and delivery of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2(b) would not be satisfied; provided, however, that: (A) if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 7.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall not have been cured by the Company on or prior to the earlier of (x) the Business Day immediately prior to the End Date and (y) 30 days after the date on which Parent gives the Company written notice of such inaccuracy or breach; and (B) Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if Parent is then in breach of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied;

(g)    by the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) in order to accept a Superior Offer and enter into a definitive agreement providing for the consummation of the transaction contemplated by such Superior Offer that has been executed on behalf of the Person that made such Superior Offer (an “Alternative Acquisition Agreement”), only if: (i) the Company shall have complied with Section 4.3 in all material respects; (ii) the Company’s board of directors, after satisfying the requirements set forth in Section 5.2(e)(i), shall have authorized the Company to enter into such Alternative Acquisition Agreement; (iii) the Company shall have delivered to Parent a written notice (that includes a copy of the Alternative Acquisition Agreement as an attachment) confirming that the Company will enter into the Alternative Acquisition Agreement in the form attached to such notice concurrently with the termination of this Agreement pursuant to this Section 7.1(g); (iv) concurrently with the termination of this Agreement pursuant to this Section 7.1(g), the Company enters into the Alternative Acquisition Agreement with respect to such Superior Offer; and (v) immediately prior to or concurrently with such termination, the Company shall have paid to Parent or its designee the Termination Fee; or

(h)    by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the conditions set forth in Section 6.3(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, (A) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations or warranties (other than dollar thresholds) shall be disregarded, and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution and delivery of this Agreement shall be disregarded); or (ii) if any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.3(b) would not be satisfied; provided, however, that: (A) if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent prior to the End Date (as it may be extended in accordance with Section 7.1(b)) and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 7.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall not have been cured by Parent on or prior to the earlier of (x) the Business Day immediately prior to the End Date and (y) 30 days after the date on which the Company gives Parent written notice of such inaccuracy or breach; and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in breach of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied.

7.2    Effect of Termination. If this Agreement is terminated as provided in Section 7.1, all further obligations of the parties under this Agreement shall terminate, this Agreement shall be of no further force or effect and there shall be no liability on the part of the Company, Parent, Merger Sub or any of their respective stockholders or Representatives; provided, however, that: (a) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Confidentiality Agreement (as modified pursuant to Section 4.1(b)) shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) the termination of this Agreement shall not relieve any party from any liability for fraud or any knowing and intentional breach of any covenant or obligation contained in this Agreement. For purposes of this Agreement, “knowing and intentional breach” means a material breach of or failure to perform a covenant or obligation that is a consequence of an intentional act undertaken by the breaching party with the actual knowledge that the taking of such act would reasonably be expected to cause a material breach of this Agreement.

7.3    Expenses; Termination Fees.

(a)    Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement or any of the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b)    If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (prior to the satisfaction of the condition set forth in Section 6.1(c)) or Section 7.1(d); (ii) at or prior to the time of the termination of this Agreement, but on or after the date of this Agreement, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and such Acquisition Proposal shall not have been publicly withdrawn at least 10 calendar days prior to the Company Stockholders’ Meeting (or, in the case of a termination pursuant to Section 7.1(b), an Acquisition Proposal shall otherwise exist and shall not have been withdrawn); and (iii) within 12 months after the date of such termination of this Agreement, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not related to such Acquisition Proposal) is executed, then the Company shall pay to Parent a non-refundable fee in the amount of $950,000,000 (the “Termination Fee”) in cash; provided, however, that, for purposes of clause “(iii)” of this Section 7.3(b), all references to “15%” and “85%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”.

(c)    If this Agreement is terminated: (i) pursuant to Section 7.1(e); (ii) pursuant to Section 7.1(d) at any time after the occurrence of a Triggering Event; or (iii) pursuant to Section 7.1(g), then the Company shall pay to Parent the Termination Fee in cash.

(d)    If this Agreement is terminated: (i) pursuant to Section 7.1(c) as a result of a Regulatory Proceeding brought by a Governmental Body under any applicable antitrust or competition Legal Requirement or any applicable Foreign Investment Law in any jurisdiction identified in Part 5.7(a) of the Parent Disclosure Schedule or (ii) pursuant to Section 7.1(b) and, at the time of termination, all conditions set forth in Section 6 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, other than those conditions set forth in Section 6.1(d), Section 6.1(e), Section 6.1(f) and Section 6.1(g) (solely in connection with any applicable antitrust law or regulation or Foreign Investment Law in the jurisdictions identified on Part 5.7(a) of the Parent Disclosure Schedule), then Parent shall pay (or cause to be paid) to the Company a non-refundable fee in the amount of $1,500,000,000 (such non-refundable fee being referred to as the “Reverse Termination Fee”) in cash within two Business Days after the date of such termination.

(e)    Any Termination Fee required to be paid to Parent pursuant to Section 7.3(b) shall be paid by the Company within two Business Days after the earlier to occur of the consummation of, or entry into a definitive agreement relating to, the Acquisition Transaction contemplated by Section 7.3(b). Any Termination Fee required to be paid to Parent pursuant to Section 7.3(c)(i) or Section 7.3(c)(ii) shall be paid by the Company (i) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination, and (ii) in the case of a termination of this Agreement by Parent, within two Business Days after such termination. Any Termination Fee required to be paid to Parent pursuant to Section 7.3(c)(iii) shall be paid immediately prior to or concurrently with, and as a condition to, the termination of this Agreement.

(f)    Each of the parties acknowledges and agrees that in no event shall Parent or the Company be required to pay the Termination Fee or Reverse Termination Fee under this Section 7.3 on more than one occasion, whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Each of the parties acknowledges and agrees that (i) the covenants and obligations contained in this Section 7.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, the parties would not have entered into this Agreement, and (ii) neither the Termination Fee nor the Reverse Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which the Termination Fee or the Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary contained in this Agreement, (A) except in the case of fraud or a knowing and intentional breach of any of Parent’s covenants or obligations contained in this Agreement, if this Agreement is validly terminated in accordance with Section 7.1, the Company’s right to receive the Reverse

Termination Fee from Parent in the circumstances under which such fee is payable pursuant to this Section 7.3 (plus, if the Reverse Termination Fee is not timely paid, the interest, costs and expenses described in Section 7.3(g)) shall be the sole and exclusive remedy of the Company against Parent and Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents (each such Person, a “Parent Related Party”) for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or agreement in this Agreement, and upon payment of such amount, none of Parent, Merger Sub, any of their respective Subsidiaries or any other Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement; and (B) except in the case of fraud or a knowing and intentional breach of any of the Company’s covenants or obligations contained in this Agreement, if this Agreement is validly terminated in accordance with Section 7.1, Parent’s right to receive the Termination Fee from the Company in the circumstances under which such fee is payable pursuant to this Section 7.3 (plus, if the Termination Fee is not timely paid, the interest, costs and expenses described in Section 7.3(g)) shall be the sole and exclusive remedy of Parent against the Acquired Companies and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents (each such Person, a “Company Related Party”) for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or agreement in this Agreement, and upon payment of such amount, none of the Acquired Companies or any other Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement. Nothing in this Section 7.3(f) shall limit the rights of Parent, Merger Sub or the Company under Section 8.11 (or otherwise with respect to injunctive or similar relief), in each case prior to the termination of this Agreement.

(g)    If the Company or Parent fails to pay when due any amount payable under this Section 7.3, then (i) such party shall reimburse the other party for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 7.3 (it being understood and agreed that neither Parent nor the Company shall be required to reimburse the other party for any premium, success fee, contingent fee or other similar fee, commission or payment incurred by the other party in connection with the collection of such overdue amount or the enforcement by the other party of its rights under this Section 7.3) and (ii) such party shall pay interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the sum of the Prime Rate in effect on the date such overdue amount was originally required to be paid.

(h)    Any fee or other amount payable pursuant to this Section 7.3 shall be paid free and clear of all deductions and withholdings.

(i)    Without limiting the rights of Parent under the Debt Commitment Letter or the rights of any of the Parent Entities under any Definitive Debt Financing Agreements, the Company agrees that none of (i) the Financing Sources or (ii) any of their respective Affiliates or any of such Financing Sources’ or their Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, agents, officers, directors, employees, accountants, advisors or representatives or any of their respective successors or assigns (the Persons described in this clause “(ii)” being collectively referred to as the “Financing Source Related Parties”) shall have any liability or obligation to Parent, the Company, any of their respective stockholders, Affiliates, Representatives, current, former or future officers, directors, employees, agents, representatives, stockholders, managers or members relating to or arising out of this Agreement or any of the Contemplated Transactions (including the Debt Financing and Debt Commitment Letter), whether at law, in equity, in contract, in tort or otherwise. This Section 7.3(i) shall not affect, alter or amend in any way the covenants and agreements between the Company and Parent, or the obligations of the Company and Parent, provided for in this Agreement.

Section 8.    MISCELLANEOUS PROVISIONS

8.1    Amendment. This Agreement may be amended by the Company, Parent and Merger Sub at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, Sections 7.3(i), 8.1, 8.4, 8.5(b), 8.5(c) and the last sentence of 8.8 (and any other provision of this Agreement to the extent that an amendment, supplement or other modification of such provision would modify the substance of such provisions) may not be amended, supplemented or otherwise modified in any manner that is adverse in any material respect to any Financing Source or any of its Financing Source Related Parties without the prior written consent of such Financing Source.

8.2    Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the consummation of the Merger.

8.4    Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits hereto) and the Confidentiality Agreement (as modified pursuant to Section 4.1(b)) constitute the entire agreement among the parties regarding the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in.PDF format or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

8.5    Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a)    Subject to Section 8.5(b), this Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. Subject to Section 8.5(b), in any action, suit or other legal proceeding between any of the parties arising out of or relating to this Agreement, any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 8.9 shall be effective service of process for any such action.

(b)    Notwithstanding anything to the contrary contained in this Agreement, each of the parties agrees that: (i) it will not bring or support any legal proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement, any of the Contemplated Transactions, the Debt Financing or the Debt Commitment Letter in any forum other than the United States federal court located in, or if that court does not have subject matter jurisdiction, in New York state court located in, the Borough of Manhattan in the City of New York, New York; (ii) all legal proceedings (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement, any of the Contemplated Transactions, the Debt Financing or the Debt Commitment Letter shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party irrevocably submits itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (iii) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, the Debt Financing or the Debt Commitment Letter shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; (iv) service of process upon any party in any such legal proceeding shall be effective if notice is given in accordance with Section 8.9; (v) it irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal proceeding in any such court; (vi) no Financing Sources shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature; and (vii) the provisions of Section 8.5(c) relating to the waiver of jury trial shall apply to any legal proceeding described in clause “(i)” above.

(c)    EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS

(INCLUDING ANY ACTION AGAINST ANY FINANCING SOURCE OR ANY FINANCING SOURCE RELATED PARTIES IN RESPECT OF THE DEBT FINANCING). EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6    Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2 (or any other applicable provision of this Agreement). Any disclosure set forth in a section or subsection of the Company Disclosure Schedule shall be deemed to be (as applicable) an exception to, or a disclosure for purposes of, the representations, warranties, covenants, agreements or other provisions, as the case may be, contained in the correspondingly numbered and/or lettered section or subsection of the Agreement and each other representation, warranty, covenant, agreement or other provision of the Agreement to which the relevance of such disclosure is reasonably apparent on the face of such disclosure, whether or not repeated or cross-referenced in such other sections or subsections. The Company shall not be entitled to update or modify the Company Disclosure Schedule after the execution and delivery of this Agreement, and any update or modification made or purported to have been made to the Company Disclosure Schedule after the execution and delivery of this Agreement shall be disregarded for all purposes under this Agreement. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3 (or any other applicable provision of this Agreement). Any disclosure set forth in a section or subsection of the Parent Disclosure Schedule shall be deemed to be (as applicable) an exception to, or a disclosure for purposes of, the representations, warranties, covenants, agreements or other provisions, as the case may be, contained in the correspondingly numbered and/or lettered section or subsection of the Agreement and each other representation, warranty, covenant, agreement or other provision of the Agreement to which the relevance of such disclosure is reasonably apparent on the face of such disclosure, whether or not repeated or cross-referenced in such other sections or subsections. Parent shall not be entitled to update or modify the Parent Disclosure Schedule after the execution and delivery of this Agreement, and any update or modification made or purported to have been made to the Parent Disclosure Schedule after the execution and delivery of this Agreement shall be disregarded for all purposes under this Agreement.

8.7    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.8    Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations without the other parties’ prior written consent shall be void and of no effect. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except that (a) the Indemnified Persons shall be third-party beneficiaries of Section 5.6, (b) the Parent Related Parties and the Company Related Parties shall be third party beneficiaries of Section 7.3(f) and (c) the Financing Sources and the Financing Source Related Parties shall be third-party beneficiaries of Sections 7.3(i), 8.1, 8.4, 8.5(b), 8.5(c) and the last sentence of 8.8.

8.9    Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Synopsys, Inc.
675 Almanor Ave
Sunnyvale, CA 94085
Attention:	John F. Runkel, Jr.
Randy Tinsley
Derek Chien
Email:	XXXXXXXXXXXXX
XXXXXXXXXXXXX
XXXXXXXXXXXXX

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
650 California Street
San Francisco, CA 94108
Attention:	Christopher R. Moore
Paul J. Shim
Benet J. O’Reilly
Email:	chrmoore@cgsh.com
pshim@cgsh.com
boreilly@cgsh.com

if to the Company:

Ansys, Inc.
2600 Ansys Drive
Canonsburg, PA 15317
Attention:	Janet Lee
Email:	XXXXXXXXXXXXX

with a copy (which shall not constitute notice) to each of:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave.
Palo Alto, CA 94301
Attention:	Mike Ringler
Peter Jones
Email:	mike.ringler@skadden.com
peter.jones@skadden.com

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02110
Attention:	Stuart M. Cable
Email:	scable@goodwinlaw.com

8.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the parties are unable to agree to such replacement, the parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

8.11    Remedies. The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties further agree not to assert that (a) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (b) a remedy of monetary damages would provide an adequate remedy.

8.12    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(d)    Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein,” “hereof,” “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e)    The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)    The Company shall be deemed to have “Knowledge” of a fact or other matter if any individual listed in Part 1.1 of the Company Disclosure Schedule has actual knowledge (and not constructive or imputed knowledge) of such fact or other matter. Parent shall be deemed to have “Knowledge” of a fact or other matter if any individual listed in Part 1.1 of the Parent Disclosure Schedule has actual knowledge (and not constructive or imputed knowledge) of such fact or other matter.

[Remainder of page intentionally left blank]

The parties have caused this Agreement to be duly executed as of the date first above written.

SYNOPSYS, INC.

By:	/s/ Sassine Ghazi
Name:	Sassine Ghazi
Title:	Chief Executive Officer

ALTA ACQUISITION CORP.

By:	/s/ Sassine Ghazi
Name:	Sassine Ghazi
Title:	Authorized Signatory

ANSYS, INC.

By:	/s/ Ajei S. Gopal
Name:	Ajei S. Gopal
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Company” means: (a) the Company; and (b) each Subsidiary of the Company.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Contemplated Transactions) involving:

(a)    any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, reorganization, recapitalization, tender offer, exchange offer or other similar transaction involving the Company, except for any such transaction in which the stockholders of the Company immediately preceding such transaction continue to hold immediately following such transaction, directly or indirectly, 85% or more of the equity interests in the surviving or resulting entity in such transaction (whether by voting power or number of shares);

(b)    any issuance of securities, acquisition of securities or other transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of the Company; or (ii) in which the Company issues securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of the Company; or

(c)    any sale, lease, exchange, transfer, license, sublicense or disposition by any Acquired Company to any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons of any business or businesses or assets (including equity interests in any Subsidiary of the Company) that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of the Acquired Companies, in each case except for sales or non-exclusive licenses or sublicenses of Company Products in the ordinary course of business.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates.”

“Agreement” has the meaning assigned to such term in the preamble to the Agreement.

“Alternative Acquisition Agreement” has the meaning assigned to such term in Section 7.1(g) of the Agreement.

“Alternative Financing” has the meaning assigned to such term in Section 5.15(c) of the Agreement.

“Anticorruption Laws” has the meaning assigned to such term in Section 2.13(b) of the Agreement.

“Assumed Shares” has the meaning assigned to such term in Section 5.3(f) of the Agreement.

“Behavioral Remedy” has the meaning assigned to such term in Section 5.7(f) of the Agreement.

“Burdensome Condition” means (a) any Divestiture Remedy that would, individually or in the aggregate with all other Divestiture Remedies, involve businesses, product lines or assets of any Parent Entity or any Acquired Company representing, individually or in the aggregate, more than $200,000,000 of revenue generated during fiscal year 2023 and/or (b) any Behavioral Remedy that would, individually or in the aggregate with all other Behavioral Remedies, reasonably be expected to have a material impact on the Acquired Companies and the Parent Entities, taken as a whole as a combined company, provided that, for purposes of determining whether a Behavioral Remedy would, individually or in the aggregate with all other Behavioral Remedies, constitute a Burdensome Condition pursuant to this clause “(b),” (i) impacts shall be measured relative to the size of the Acquired Companies, taken as a whole, regardless of whether such Behavioral Remedies are imposed on or affect the Parent Entities or the Acquired Companies and (ii) impacts on the benefits expected to be derived from the Merger (including expected synergies) that are publicly disclosed by Parent will be taken into account.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or Sunnyvale, California are authorized or obligated by law or executive order to close.

“Capital Markets Issuance” means any of the following, the use of proceeds of which are for the satisfaction of all of Parent’s payment obligations under this Agreement due at the Closing, including the payment of the Financing Uses, one or more issuances of non-convertible and non-exchangeable debt securities in an offering, which may consist of multiple tranches, registered under the Securities Act or in a private placement pursuant to an exemption from the registration requirements of the Securities Act.

“Certification” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“Change in Circumstances” has the meaning assigned to such term in Section 5.2(e)(ii) of the Agreement.

“Chosen Court” means: (a) if the federal courts have exclusive jurisdiction over the matters at issue in any action, suit or other legal proceeding described in Section 8.5(a) of the Agreement, the United States District Court for the District of Delaware; or (b) if the federal courts do not have exclusive jurisdiction over the matters at issue in any action, suit or other legal proceeding described in Section 8.5(a) of the Agreement, the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; provided, however, that, in the case of this clause “(b)” only, if the Court of Chancery of the State of Delaware does not have jurisdiction over such matters, then the Chosen Court shall be deemed to be the Superior Court of the State of Delaware in and for New Castle County, Delaware.

“Clean Team Agreement” means that certain Clean Team Confidentiality Agreement dated as of December 17, 2023, by and between Parent and the Company.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor agreement, works council agreement or any similar agreement with any labor organization, union, works council or other labor representative representing any employee of any Acquired Company.

“Company” has the meaning assigned to such term in the preamble to the Agreement.

“Company 401(k) Plan” has the meaning assigned to such term in Section 5.5(f) of the Agreement.

“Company Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2023 included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, as filed with the SEC on November 1, 2023.

“Company Board Recommendation” has the meaning assigned to such term in Section 5.2(c) of the Agreement.

“Company Common Stock” means the Common Stock, $0.01 par value per share, of the Company.

“Company Contract” means any Contract (other than any Company Plan): (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any Company IP or any other asset of any of the Acquired Companies is bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has any rights.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.6 of the Agreement and has been delivered by the Company to Parent on the date of the Agreement.

“Company Equity Award” means any Company Option or Company RSU.

“Company Equity Plans” means the 2021 Equity and Incentive Compensation Plan, the Fourth Amended and Restated 1996 Stock Option and Grant Plan and the Fifth Amended and Restated 1996 Stock Option and Grant Plan.

“Company ESPP” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company ESPP Rights” has the meaning assigned to such term in Section 5.4 of the Agreement.

“Company Inbound License” means any Contract pursuant to which any Person has granted to any Acquired Company a license or a covenant not to sue or other right or immunity, in each case, material to the business of the Company and its Subsidiaries, taken as a whole, under, in or to any Intellectual Property Right, other than Contracts (a) for non-exclusive licenses of “shrink wrap,” “off-the shelf”, or other generally commercially available Software, including “software as a service,” “infrastructure as a service” or similar services involving fees and other payments of less than $2,500,000 per year in the aggregate (“Off-the-Shelf Software”), (b) for licenses of Open Source Software, (c) consisting of confidentiality or non-disclosure agreements entered into in the ordinary course of business on terms consistent in all material respects with standard non-disclosure agreement forms used by the Acquired Companies and Made Available to Parent or (d) non-exclusive licenses of generally commercially available standard data libraries involving fees and other payments of less than $2,500,000 per year in the aggregate and entered in the ordinary course of business.

“Company IP” means all Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest.

“Company IT System” means any IT System owned, leased or licensed by the Acquired Companies.

“Company Listing Date” has the meaning assigned to such term in Section 2.3(a) of the Agreement.

“Company Options” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company Outbound License” means any Contract pursuant to which any Acquired Company has granted any Person a license, covenant not to sue, or other right or immunity, in each case, material to the business of the Company and its Subsidiaries, taken as a whole, under, in or to any Company IP, other than Contracts (a) which grant non-exclusive licenses to resellers and distributors (solely for their resale and distribution of Company Products) or contractors, consultants or other service providers (solely for their provision of services to the Acquired Companies), (b) which grant OEM customers or end users non-exclusive licenses to use Company IP in connection with the provision or sale to such OEM customers or end users of any Company Products in the ordinary course of business and (c) consisting of confidentiality or non-disclosure agreements entered into in the ordinary course of business solely for evaluation purposes.

“Company Pension Plan” means: (a) each Company Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA); and (b) any other occupational pension plan, including any final salary or money purchase plan.

“Company Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, Contract, policy or binding arrangement (whether or not in writing) (excluding any statutorily required plan, agreement, program, policy or other arrangement) maintained, sponsored or contributed to or required to be contributed to by any of the Acquired Companies or any Affiliate of any Acquired Company or any ERISA Affiliate for the benefit of or relating to any Company Associate or the beneficiaries or dependents of any such individual, or with respect to which any Acquired Company has any Liability.

“Company Preferred Stock” has the meaning assigned to such term in Section 2.3(a) of the Agreement.

“Company Product” means any version, release or model of any product or service (including Software as a service) that has been, or is currently being, distributed, provided, made available, licensed, offered for sale or sold by or on behalf of any Acquired Company.

“Company PSU” means each Company RSU that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company Registered IP” has the meaning assigned to such term in Section 2.8(a) of the Agreement.

“Company Related Party” has the meaning assigned to such term in Section 7.3(f) of the Agreement.

“Company RSUs” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company SEC Reports” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“Company Software” means Software the rights to which are included in the Company IP.

“Company Stock Certificate” has the meaning assigned to such term in Section 1.6 of the Agreement.

“Company Stockholders’ Meeting” has the meaning assigned to such term in Section 5.2(a) of the Agreement.

“Confidentiality Agreement” that certain Confidentiality Agreement, dated as of November 3, 2023, between Parent and the Company.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means all actions and transactions contemplated by the Agreement, including the Merger.

“Continuation Period” has the meaning assigned to such term in Section 5.5(a) of the Agreement.

“Continuing Employee” means each employee of the Company or any Acquired Company who is employed immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation after the Effective Time.

“Contract” means any written (or legally binding oral) agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking. A task order, purchase order, delivery order, or statement of work under a Contract shall not constitute a separate Contract for purposes of this definition, but shall be part of the Contract to which it relates.

“Contract Worker” means any independent contractor, consultant or retired person or service provider who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (a) classified by an Acquired Company as an employee; or (b) compensated by an Acquired Company through wages reported on a form W-2.

“Conversion Ratio” means an amount equal to the sum of (a) the Exchange Ratio, plus (b) the quotient (rounded down to four decimal places) obtained by dividing (i) the Per Share Cash Amount by (ii) the Parent Measurement Price.

“Converted Option” has the meaning assigned to such term in Section 5.3(b) of the Agreement.

“Converted RSU” has the meaning assigned to such term in Section 5.3(d) of the Agreement.

“COVID-19” means any disease or medical condition caused by the SARS-CoV-2 virus or COVID-19, any variant or mutation thereof or any related and/or associated epidemic, pandemic or disease outbreak.

“Credit Agreement” means that certain credit agreement, dated as June 30, 2022 (as amended by Amendment No. 1 to Credit Agreement, dated as of September 29, 2023), among the Company, as Borrower, the Designated Borrowers from time to time party thereto, each Lender from time to time party thereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party thereto.

“Credit Agreement Payoff Amount” means the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations due and payable under and in connection with the Credit Agreement as of the anticipated Closing Date.

“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense or any successor.

“Debt Financing” has the meaning assigned to such term in Section 3.14(a) of the Agreement.

“Debt Commitment Letter” has the meaning assigned to such term in Section 3.14(a) of the Agreement.

“Definitive Debt Financing Agreements” has the meaning assigned to such term in Section 5.15(a) of the Agreement.

“Designated Director” has the meaning assigned to such term in Section 1.4 of the Agreement.

“Designated Representations” means the representations and warranties of Parent contained in: (a) Sections 3.2(a), 3.2(b), 3.2(d), 3.9 and 3.11 of the Agreement; and (b) clause “(a)” of Section 3.4 of the Agreement.

“DGCL” has the meaning assigned to such term in the recitals to the Agreement.

“Dissenting Shares” has the meaning assigned to such term in Section 1.8(b) of the Agreement.

“Divestiture Remedy” has the meaning assigned to such term in Section 5.7(e) of the Agreement.

“DOJ” means the United States Department of Justice.

“DOL” means the United States Department of Labor.

“EDGAR” has the meaning assigned to such term in Section 2 of the Agreement.

“Effective Time” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Employment Law” means any applicable Legal Requirement with respect to employment and employment practices, including those relating to hiring, promotion, termination, terms and conditions of employment, wages, hours, wage statements, meal and break periods, labor relations, other labor-related matters or arising under labor relations laws, discrimination, equal pay, overtime, business expense reimbursements, labor relations, paid and unpaid leaves of absence, paid sick leave laws, COVID-19 regulations, work breaks, classification of workers (including exempt and independent contractor status), occupational health and safety, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, visa, work permits, workers’ compensation, affirmative action, federal contracting, benefits, child labor, working conditions, wrongful discharge or violation of personal rights, social benefits contributions, severance pay, WARN, leaves of absences and unemployment insurance.

“Encumbrance” means any lien (statutory or other), pledge or other deposit arrangement, hypothecation, charge, assessment, levy, assignment, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, title retention, right of possession, lease, tenancy license, security interest, security arrangement or security agreement, executory seizure, attachment, garnishment, encumbrance (including any exception, reservation or limitation, right of way, and the like), conditional sale, interference, option to purchase, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” has the meaning assigned to such term in Section 7.1(b) of the Agreement.

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Legal Requirement, including any Governmental Authorization required thereunder, relating to: (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, distribution, sale, labeling, production, Release or disposal of hazardous or toxic substances, materials or wastes; or (c) the protection of human health or safety (to the extent relating to exposure to Hazardous Materials).

“Equity Award Cash Consideration Amount” means an amount in cash equal to the sum of (a) the Per Share Cash Amount plus (b) the product of (i) the Exchange Ratio, multiplied by (ii) the Parent Measurement Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“Exchange Fund” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“Exchange Ratio” has the meaning assigned to such term in Section 1.5(a)(iii)(A) of the Agreement.

“Exchange Ratio Reduction Amount” has the meaning assigned to such term in Section 1.5(d) of the Agreement.

“Existing D&O Policy” has the meaning assigned to such term in Section 5.6(c) of the Agreement.

“Export Control Law” means any applicable Legal Requirement in a jurisdiction in which any Acquired Company operates regulating or restricting exports or imports, including any export control Legal Requirement (e.g., the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, or any other similar Legal Requirements of other jurisdictions) or customs Legal Requirement.

“Fee Letter” has the meaning assigned to such term in Section 3.14(a) of the Agreement.

“Final Exercise Date” has the meaning assigned to such term in Section 5.4 of the Agreement.

“Financing Source Related Parties” has the meaning assigned to such term in Section 7.3(i) of the Agreement.

“Financing Sources” has the meaning assigned to such term in Section 3.14(a) of the Agreement.

“Financing Uses” has the meaning assigned to such term in Section 3.14(b) of the Agreement.

“Foreign Company Plan” has the meaning assigned to such term in Section 2.16(f) of the Agreement.

“Foreign Investment Law” means any Legal Requirement that provides for foreign investment screening or national security and/or public order reviews in connection with the acquisition of any interests in or assets of a business or Entity.

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any prime Contract, subcontract at any tier, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter Contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time since January 1, 2021, with: (a) any Governmental Body; (b) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in clause “(a)” or clause “(b)” above. A task, purchase or delivery order under a Government Contract shall constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authorization” means: (a) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including the expiration of the waiting period under the HSR Act, any required approval or clearance of any Governmental Body pursuant to any applicable foreign Legal Requirement relating to antitrust or competition matters and any required approval or clearance of any Governmental Body pursuant to any Foreign Investment Law; or (b) any right under any Contract with any Governmental Body.

“Governmental Body” means: (a) any multinational or supranational body exercising legislative, judicial or regulatory powers; (b) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) any federal, state, provincial, local, municipal, foreign or other government; (d) any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions or any stock exchange or self-regulatory organization.

“Governmental Research Entity” has the meaning assigned to such term in Section 2.8(c) of the Agreement.

“Hazardous Materials” means any substance, material, chemical, element, compound, mixture, solution, and/or waste listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, dangerous or other words of similar import, or otherwise regulated, or which can form the basis for Liability, under any Environmental Law. Hazardous Materials include any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share exercise price for the Company Common Stock subject to such Company Option that is less than the Equity Award Cash Consideration Amount.

“Indemnified Persons” has the meaning assigned to such term in Section 5.6(a) of the Agreement.

“Information Privacy and Security Laws” means all applicable Legal Requirements relating to the privacy or security of Personal Data, and all regulations promulgated and guidance issued by Governmental Bodies thereunder, including Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, the California Consumer Privacy Act of 2018 (and its regulations), state data breach notification Laws and state data security Laws.

“Intellectual Property Rights” means all intellectual property rights, whether registered or unregistered, of every kind which may exist or be created under the Legal Requirements of any jurisdiction in the world, including rights in and to: (a) patents and applications therefor, invention disclosures and all related reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights and copyrightable subject matter, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (c) designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, business names, D/B/A names, corporate names, Internet domain names, logos, trademarks and service marks and any other designations of source or origin, including all goodwill associated therewith or symbolized thereby, and any and all common law rights, registrations and applications therefor (“Trademarks”); (e) trade secrets (including, those trade secrets defined in the Defend Trade Secrets Act, Uniform Trade Secrets Act or under corresponding foreign statutory and common law), know-how, business and technical information, non-public information, and proprietary or confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, discoveries, concepts, ideas, inventions (whether or not patentable), research and development, models, methodologies and marketing information (“Trade Secrets”); (f) Software; and (g) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“IT System” means any Software, hardware, network or information technology or computer systems, including any server, workstation, router, hub, switch, data line, database, firewall, desktop application, server-based application, mobile application, or cloud service.

“Knowledge” has the meaning assigned to such term in Section 8.12(f) of the Agreement.

“Leased Real Property” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Leases” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been “Made Available to Parent” means that such information, document or material was: (a) filed with the SEC and publicly available on EDGAR in unredacted form at least two Business Days before the date of the Agreement, or (b) made available for review by Parent or Parent’s Representatives, and was labeled and indexed, at least 24 hours prior to the execution of the Agreement in the “Aston” virtual data room maintained by the Company with Datasite in connection with the Merger.

“Major Customer” has the meaning assigned to such term in Section 2.11(a) of the Agreement.

“Major Supplier” has the meaning assigned to such term in Section 2.11(b) of the Agreement.

“Material Adverse Effect on Parent” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition operations or financial performance of the Parent Entities, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves to constitute a Material Adverse Effect on Parent or be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur: (a) changes in economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions in the United States or in other locations in which the Parent Entities have material operations; (b) changes in economic conditions that generally affect the industries in which the Parent Entities operate; (c) changes in the stock price or trading volume of the Parent Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume that are not otherwise excluded from this definition of “Material Adverse Effect on Parent” may be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur); (d) the failure of Parent to meet internal or securities analysts’ published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure that are not otherwise excluded from this definition of “Material Adverse Effect on Parent” may be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur); (e) changes that are effected after the date of the Agreement in Legal Requirements, or changes that are effected after the date of the Agreement in GAAP or other accounting standards (or the interpretation thereof); (f) changes in political conditions in the U.S. or any other country in the world in which the Parent Entities have material operations, or acts of war, sabotage, acts of armed hostility or terrorism (including cyber terrorism) that occur in the U.S. or in other locations in which the Parent Entities have material operations, or the worsening of such conditions existing as of the date hereof; (g) acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks, cyberattacks, data breaches or other force majeure events, the worsening of such conditions existing as of the date hereof; (h) the negotiation, execution, delivery, announcement or pendency of the Agreement or the anticipated consummation of the Merger, including by reason of the identity of the Company and changes in relationships with or losses of customers, suppliers or other business partners or employees resulting from the foregoing (provided that the exceptions in this clause “(h)” will not apply with respect to the representations and warranties contained in Section 3.10 of the Agreement or to Section 6.3(a) or Section 7.1(h) to the extent related to such portions of such representations and warranties); (i) any stockholder class action or derivative litigation commenced against Parent after the date of the Agreement and arising from allegations of breach of fiduciary duty of Parent’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by Parent with respect to the Agreement; or (j) any action taken or failure to take action, in each case, that the Company has expressly in approved in writing after the date of this Agreement; provided, that the exceptions set forth in clauses (a), (b), (e), (f) and (g), shall not apply to the extent that such change, development, event or circumstance has had a disproportionate effect on the Parent Entities as compared to other companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact of such change, development, event or circumstance shall be taken into account for the purposes of determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur.

“Material Adverse Effect on the Company” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition, operations or financial performance of the Acquired Companies, taken as a whole; provided, however, that none of the following in and of themselves shall be deemed to constitute a Material Adverse Effect on the Company or be taken into account in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur: (a) changes in economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions in the United States or in other locations in which the Acquired Companies have material operations; (b) changes in economic conditions that generally affect the industries in which the Acquired Companies operate; (c) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume that are not otherwise excluded from this definition of “Material Adverse Effect on the Company” may be taken into account in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur); (d) the failure of the Company to meet internal or securities analysts’ published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure that are not otherwise excluded from this definition of “Material Adverse Effect on the Company” may be taken into account in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur); (e) changes that are effected after the date of the Agreement in Legal Requirements, or changes that are effected after the date of the Agreement in GAAP or other accounting standards (or the interpretation thereof); (f) changes in political conditions in the U.S. or any other country in the world in which the Acquired Companies have material operations, or acts of war, sabotage, acts of armed hostility or terrorism (including cyber terrorism) that occur in the U.S. or in other locations in which the Acquired Companies have material operations, or the worsening of such conditions existing as of the date hereof; (g) acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks, cyberattacks, data breaches or other force majeure events, or the worsening of such conditions existing as of the date hereof; (h) the negotiation, execution, delivery, announcement or pendency of the Agreement or the anticipated consummation of the Merger, including by reason of the identity of Parent and changes in relationships with or losses of customers, suppliers or other business partners or employees resulting from the foregoing (provided that the exceptions in this clause “(h)” will not apply with respect to the representations and warranties contained in Section 2.23 of the Agreement or to Section 6.2(a) or Section 7.1(f) to the extent related to such portions of such representations and warranties); (i) any stockholder class action or derivative litigation commenced against the Company after the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; or (j) any action taken or failure to take action, in each case, that Parent has expressly in approved in writing after the date of this Agreement; provided, that the exceptions set forth in clauses (a), (b), (e), (f) and (g) shall not apply to the extent that such change, development, event or circumstance has had a disproportionate effect on the Acquired Companies as compared to other companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact of such change, development, event or circumstance shall be taken into account for the purposes of determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur.

“Material Contract” has the meaning assigned to such term in Section 2.9(a) of the Agreement.

“Maximum Premium” has the meaning assigned to such term in Section 5.6(c) of the Agreement.

“Maximum Share Number” has the meaning assigned to such term in Section 1.5(d) of the Agreement.

“Merger Consideration” means, in exchange for shares of Company Common Stock held by a holder who does not perfect his, her or its appraisal rights under the DGCL: (a) the shares of Parent Common Stock and the cash consideration such holder is entitled to receive pursuant to Section 1.5(a)(iii) of the Agreement; (b) any cash in lieu of fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 1.5(c) of the Agreement; and (c) any dividends or other distributions such holder is entitled to receive pursuant to Section 1.7(c) of the Agreement.

“Merger Sub” has the meaning assigned to such term in the preamble to the Agreement.

“Merger” has the meaning assigned to such term in the recitals to the Agreement.

“Misconduct Allegation” has the meaning assigned to such term in Section 2.16(e) of the Agreement.

“Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is no longer the principal U.S. trading market for the Company Common Stock, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Company Common Stock is then traded.

“Nasdaq Rules” means the rules and regulations of Nasdaq.

“NISPOM Rule” means the National Industrial Security Program Operating Manual, 31 C.F.R. Part 117.

“Open Source Software” means Software that is licensed, distributed, conveyed or made available under “open source,” “free software” or similar terms, and any Software distributed or made available under any license that (a) is approved by the Open Source Initiative and listed at https://www.opensource.org/licenses, including the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms; or (b) requires as a condition of its use, modification or distribution that it, or other Software into which it is incorporated or with which it is combined or distributed or that is derived from or links to it, be (i) offered, disclosed, distributed or made available in source code form, (ii) licensed for the purpose of making modifications or derivative works or (iii) redistributable at no or nominal charge.

“Order” means any order, writ, injunction, judgment or decree.

“Out-of-the-Money Option ” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share exercise price for the Company Common Stock subject to such Company Option that is equal to or greater than the Equity Award Cash Consideration Amount.

“Owned Real Property” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Parent” has the meaning assigned to such term in the preamble to the Agreement.

“Parent 401(k) Plan” has the meaning assigned to such term in Section 5.5(f) of the Agreement.

“Parent Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to Parent or any of its Subsidiaries or any Affiliate of Parent or any of its Subsidiaries.

“Parent Balance Sheet” means the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of October 31, 2023, included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023, as filed with the SEC on December 12, 2023.

“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 8.6 of the Agreement and has been delivered by Parent to the Company on the date of the Agreement.

“Parent Entity” means (a) Parent and (b) each Subsidiary of Parent.

“Parent Equity Plans” means Parent’s 2006 Employee Equity Incentive Plan, 2017 Non-Employee Directors Equity Incentive Plan, and Parent ESPP.

“Parent ESPP” means Parent’s Employee Stock Purchase Plan.

“Parent Listing Date” has the meaning assigned to such term in Section 3.2(a) of the Agreement.

“Parent Measurement Price” means an amount equal to the volume weighted average trading price of Parent Common Stock on the Parent Stock Exchange for the five consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events), as calculated by Bloomberg Financial LP under the function “VWAP.”

“Parent Option” means an option to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Parent Preferred Stock” has the meaning assigned to such term in Section 3.2(a) of the Agreement.

“Parent PSU” means a restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests based on achievement of performance targets, including performance targets related to the price of Parent Common Stock on a relative or absolute basis.

“Parent Related Party” has the meaning assigned to such term in Section 7.3(f) of the Agreement.

“Parent Restricted Shares” means Parent Common Stock that is subject to repurchase by Parent constituting a substantial risk of forfeiture within the meaning of Section 83 of the Code whether: (a) granted by the Company pursuant to any Parent Equity Plan, (b) assumed by Parent in connection with any merger, acquisition or similar transaction or (c) otherwise issued or granted.

“Parent RSU” means a restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests solely based on continued service to Parent or an Affiliate of Parent, including units that settle on a deferred basis.

“Parent SEC Reports” has the meaning assigned to such term in Section 3.3(a) of the Agreement.

“Parent Stock Exchange” means Nasdaq, but if Nasdaq is no longer the principal U.S. trading market for Parent Common Stock, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Parent Common Stock is then traded.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Share Cash Amount” has the meaning assigned to such term in Section 1.5(a)(iii) of the Agreement.

“Permitted Encumbrance” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which no Acquired Company is subject to civil or criminal liability due to its existence: (a) Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Legal Requirements, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) Encumbrances that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially adversely affect the value of or the present use of such property; (e) any pledge, deposit or other lien securing the performance of bids, trade contracts (other than contracts in respect of indebtedness), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; (f) with respect to real property, Encumbrances imposed on the underlying fee interest on such real property subject to such lease; (g) with respect to real property, matters that would be disclosed by an accurate survey or inspection of the real property; and (h) Encumbrances set forth in Part 2.6 of the Company Disclosure Schedule.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means: (a) any information that identifies, or in combination with other information may identify, is linked to, or relates to an individual or household, or is reasonably capable of being associated with an individual or household; and (b) any data or information that qualifies as “personal data,” “personal information,” “personally identifiable information,” “non-public personal information” or any similar term under applicable Legal Requirements relating to privacy or data security.

“Post-Closing Plans” has the meaning assigned to such term in Section 5.5(a) of the Agreement.

“Pre-Closing Period” has the meaning assigned to such term in Section 1.5(b) of the Agreement.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.

“Privacy and Security Requirements” has the meaning assigned to such term in Section 2.8(i) of the Agreement.

“Process,” “Processed,” “Processes,” or “Processing” means any operation or set of operations performed on data, whether or not by automatic means, such as receipt, collection, access, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

“Qatalyst” has the meaning assigned to such term in Section 2.24 of the Agreement.

“Recommendation Change Notice” has the meaning assigned to such term in Section 5.2(e)(i) of the Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body or domain name registrar, including all registered or applied-for Patents, Copyrights, designs and Trademarks and all domain names.

“Regulatory Proceeding” has the meaning assigned to such term in Section 5.7(e) of the Agreement.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, threatened release or release of Hazardous Materials from any source into, through or upon the indoor or outdoor environment.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Requesting Authority” means any Governmental Body (other than a U.S. Governmental Body), that, at any time during the Pre-Closing Period, requests, asserts or attempts to assert jurisdiction over, or requests, requires or attempts to require from Parent, Merger Sub or the Company a filing or submission relating to, the Merger or any of the other Contemplated Transactions.

“Required Company Stockholder Vote” has the meaning assigned to such term in Section 2.22 of the Agreement.

“Residual Shares” has the meaning assigned to such term in Section 5.3(e) of the Agreement.

“Reverse Termination Fee” has the meaning assigned to such term in Section 7.3(d) of the Agreement.

“Sanctioned Country” means any country or territory with which dealings are broadly and comprehensively prohibited by any country-wide or territory-wide Sanctions (currently, Cuba; Iran; North Korea; Syria; the Donetsk, Luhansk and Crimea regions of Ukraine; and the non-Ukrainian government controlled areas of Kherson and Zaporizhzhia of Ukraine).

“Sanctioned Person” means any Person with whom any transactions or dealings are restricted, prohibited, or sanctionable under any Sanctions, including as a result of: (a) being named on any list of Persons subject to Sanctions, (b) being located, organized, or resident in, or directly or indirectly owned or controlled by the government of, any Sanctioned Country, or (c) being directly or indirectly owned 50% or more or controlled, individually or in the aggregate, by one or more Persons described in (a) or (b).

“Sanctions” means all national and supranational Legal Requirements, regulations, decrees, orders, or other acts with the force of law of the United States, the United Kingdom, the European Union or any of its members states, or the United Nations Security Council concerning economic or financial sanctions and trade embargoes.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” has the meaning assigned to such term in Section 2.16(k) of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means, with respect to an Entity, any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

“Software” means, collectively, computer software (including APIs, drivers, scripts, and other code), firmware and other code incorporated or embodied in hardware devices, data files, source code, object code, and executable code, architecture, schematics, software models and methodologies, algorithms, data files or records, computerized databases, plugins, libraries, compilers, tools, user interfaces, manuals and all related specifications and documentation.

“Solvent” has the meaning assigned to such term in Section 3.15 of the Agreement.

“Source Material” means, collectively, any Software or any integrated-circuit, hardware, or component design or programming materials, any elements of design or programming, and any related documentation, in each case expressed in source code or other human-readable form.

“Specified Governmental Body” means any Governmental Body that has jurisdiction over: (a) the Company, Parent, Merger Sub or any of their respective Significant Subsidiaries; (b) any business or asset of any Acquired Company that is material to the Acquired Companies, taken as a whole; or (c) any business or asset of any Parent Entity that is material to the Parent Entities, taken as a whole.

“Specified Option” has the meaning assigned to such term in Section 5.3(a) of the Agreement.

“Specified Representations” means the representations and warranties of the Company contained in: (a) Section 2.3(a), the first sentence of Section 2.3(b), Sections 2.3(d), 2.20, 2.21, 2.22, 2.24, and 2.25 and (b) clause “(a)” of Section 2.5 of the Agreement.

“Standards Organization” has the meaning assigned to such term in Section 2.8(c) of the Agreement.

“Specified RSU” means each Company RSU that (a) is vested but not yet settled as of immediately prior to the Effective Time, (b) is outstanding as of immediately prior to the Effective Time and was granted to a non-employee member of the Company’s board of directors, (c) vests effective as of the Effective Time in accordance with its terms, or (d) is outstanding and not forfeited in accordance with its terms immediately prior to the Effective Time and held by a Person who, as of immediately prior to the Effective Time, is no longer an employee or other service provider to the Acquired Companies.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Superior Offer” means a bona fide, written Acquisition Proposal submitted to the Company after the date of the Agreement that is on terms and conditions that the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel and the likelihood and timing of consummation of the Acquisition Transaction contemplated by such Acquisition Proposal, to be more favorable to the Company’s stockholders than the Merger. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” and “85%” in the definition of “Acquisition Transaction” will be deemed to refer to “50%”.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1 of the Agreement.

“Takeover Statute” has the meaning assigned to such term in Section 2.21 of the Agreement.

“Tax” means any federal, state, local, foreign or other tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, business, withholding or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, in each case, of a kind in the nature of a tax, and any related charge or amount imposed with respect thereto (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” has the meaning assigned to such term in Section 7.3(b) of the Agreement.

A “Triggering Event” shall be deemed to have occurred if: (a) the Company’s board of directors or any committee thereof shall have: (i) withdrawn the Company Board Recommendation; (ii) modified the Company Board Recommendation in a manner adverse to Parent; or (iii) taken, authorized or publicly proposed any of the actions referred to in Section 5.2(d) of the Agreement; (b) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement/Prospectus; (c) Parent shall have requested, after an Acquisition Proposal has been publicly disclosed, commenced, announced or made, that the Company Board Recommendation be reaffirmed publicly, and the Company’s board of directors shall have failed to reaffirm, unanimously and publicly, the Company Board Recommendation within 10 Business Days after such request was made (or, if earlier, prior to the Company Stockholders’ Meeting); (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer, if such offer has not been withdrawn prior to the end of such 10 Business Day period (or, if earlier, prior to the Company Stockholders’ Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; (e) the Company shall have called or convened a meeting of the Company’s stockholders to consider an Acquisition Proposal or shall have failed to convene or hold the Company Stockholders’ Meeting in accordance with Section 5.2 of the Agreement; or (f) any Acquired Company or any Representative of any Acquired Company shall have breached (or be deemed to have breached pursuant to Section 4.3(f) of the Agreement) any of the provisions set forth in Section 4.3 or Section 5.2 of the Agreement in any material respect.

“Uncertificated Company Share” has the meaning assigned to such term in Section 1.6 of the Agreement.

“WARN” means, collectively, the WARN Act and all similar foreign, state, or local “mass layoff,” “relocation,” “plant closing” or “termination” Legal Requirements.

“WARN Act” means the U.S. federal Worker Adjustment and Retraining Notification Act of 1988, as amended.